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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
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☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Collins and Aikman Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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Collins & Aikman Corporation
250 Stephenson Highway
Troy, Michigan 48083

September 30, 2004

To Our Stockholders:

You are cordially invited to attend the annual meeting of stockholders of Collins & Aikman Corporation to be held at our offices located at 250 Stephenson Highway, Troy, Michigan 48083, on October 13, 2004 at 10:30 a.m., Eastern Daylight Savings Time.

Whether or not you plan to attend, submitting your proxy by completing, signing and mailing your proxy card will both assure your shares are represented at the meeting and minimize the cost of proxy solicitation. Thank you for your continued support of Collins & Aikman.

Sincerely,

David A. Stockman
Chairman
and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	Wednesday, October 13, 2004
Time:	10:30 AM Eastern Daylight Time
Location:	Collins & Aikman Corporation
World Headquarters 250 Stephenson Highway Troy, Michigan

To Our Stockholders,

We invite you to attend our 2004 Annual Meeting of Stockholders at our World Headquarters. At this meeting, you and the other stockholders will be able to vote for the following purpose, together with any other business that may properly come before the meeting:

Elect four directors to the Board of Directors for three-year terms. The Board has nominated for re-election Anthony Hardwick, Timothy D. Leuliette, W. Gerald McConnell and J. Michael Stepp, all current directors.

      You may vote on this proposal in person or by proxy. If you cannot attend the meeting, we urge you to vote by proxy, so that your shares will be represented and voted at the meeting in accordance with your instructions. (See the attached proxy statement for details on voting by proxy.) Of course, if you attend the meeting, you may withdraw your proxy and vote your shares. Only stockholders of record at the close of business on August 30, 2004, will be entitled to vote at the meeting or any adjournment thereof.

By order of the Board of Directors,

Jay B. Knoll
Secretary

Troy, Michigan
September 30, 2004

i

COLLINS & AIKMAN CORPORATION

250 Stephenson Highway
Troy, Michigan 48083

PROXY STATEMENT

September 30, 2004

INTRODUCTION

      The Board of Directors is soliciting your proxy to encourage your participation in the voting at the Annual Meeting. You are invited to attend the Annual Meeting and vote your shares directly. However, even if you do not attend, you may vote by proxy, which allows you to direct another person to vote your shares at the meeting on your behalf.

      There are two parts to this solicitation: the proxy card and this proxy statement. The proxy card is a means by which you may authorize another person to vote your shares in accordance with your instructions. This proxy statement provides you with a variety of information on the proposal and other matters that you may find useful in determining how to vote.

      Collins & Aikman Corporation (“Collins & Aikman” or the “Company”) will bear the cost of this solicitation, including the cost of preparing and mailing this proxy statement. In addition to the solicitation of the proxies by use of the mails, some of our directors, officers and employees, without extra remuneration, may solicit proxies personally, or by telephone or otherwise. The Company may retain a proxy solicitation firm for assistance in connection with the solicitation of proxies for the Annual Meeting, should the Board of Directors deem such action prudent. The Company will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward proxies and proxy material to their principals, and will reimburse them for their expenses in forwarding soliciting materials.

      This proxy statement and accompanying proxy are being distributed on or about September 30, 2004.

VOTING

      You are entitled to one vote at the Annual Meeting for each share of the Company’s common stock that you owned of record at the close of business on August 30, 2004.

      On August 30, 2004, we had issued and outstanding 83,630,087 shares of common stock and there were approximately 120 stockholders of record. A list of the stockholders of record entitled to vote at the Annual Meeting will be available for review by any stockholder, for any purpose related to the meeting, between 9:00 a.m. and 5:00 p.m. at the principal offices of the Company, located at 250 Stephenson Highway, Troy, Michigan 48083, for ten days before the Annual Meeting.

How to Vote Your Shares

      You may vote your shares at the Annual Meeting in person or by proxy. To vote in person, you must attend the Annual Meeting, and obtain and submit a ballot, which will be provided at the meeting. To vote by proxy, you must complete and mail the enclosed proxy card.

      By completing and submitting your proxy, you will direct the designated persons (known as “proxies”) to vote your shares at the Annual Meeting in accordance with your instructions. The Board has appointed J. Michael Stepp and Jay B. Knoll to serve as the proxies for the Annual Meeting.

      Your proxy will be valid only if it is received before the polls are closed at the Annual Meeting. If you do not provide voting instructions with your proxy, then the designated proxies will vote your shares for the election of the nominated directors. If any nominee for election to the Board of Directors is unable to serve, which is not anticipated, or if any other matters properly come before the meeting, then the designated proxies will vote your shares in accordance with their best judgment.

How to Revoke Your Proxy

      You may revoke your proxy at any time before it is exercised by any of the following means:

•	Notifying the Company’s Secretary in writing.

•	Submitting a later dated proxy.

•	Attending the Annual Meeting and voting. Your attendance at the Annual Meeting will not by itself revoke a proxy; you must also vote your shares.

Required Vote

      The Company’s bylaws require that a majority of the Company’s common stock be represented at the Annual Meeting, whether in person or by proxy, for a quorum which is needed to transact any business.

      Election of Directors. The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. A properly executed proxy marked “Withhold Authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

      Other Proposals. For proposals other than the election of directors, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the proposal will be required for approval. A properly executed proxy marked “Abstain” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

      If you hold your shares in “street name” through a broker or other nominee and you do not give voting instructions, then your broker or other nominee may exercise voting discretion only with respect to matters considered to be “routine” by the New York Stock Exchange, such as the election of directors. On non-routine matters, the brokers or other nominees cannot vote your shares absent voting instructions from the beneficial holder, resulting in so-called “broker non-votes.” Broker non-votes are not deemed to be votes cast, and as a result have no effect on the outcome of any matters presented, but will be counted in determining whether there is a quorum.

      As of August 30, 2004, Heartland Industrial Partners LLC, Charles E. Becker and Elkin McCallum and their affiliates beneficially own or have the right to vote in the aggregate approximately 55% of the Company’s outstanding common stock. (For a description of these stockholdings and relationships, see “Certain Relationships and Related Transactions,” page 11.) We expect that these investors will vote all of their shares in favor of of the nominated directors. Accordingly, assuming that these investors vote as expected, the election of the nominated directors is assured.

Where to Find Voting Results

      We will publish the voting results in our 2004 Form 10-K, which we plan to file with the Securities and Exchange Commission in the first quarter of 2005.

PROPOSAL

Election Of Directors

      The proposal on the agenda for the Annual Meeting will be electing four directors to serve as Class I directors for a three-year term beginning at this Annual Meeting and expiring at the 2007 Annual Meeting of Stockholders. (For a description of the three classes of directors, see the “Board of Directors,” page 4.) The nominees receiving the greatest number of votes cast will be elected.

      We expect each nominee for election as a director to be able to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the Board of Directors chooses to reduce the number of directors serving on the Board.

      The Board of Directors has nominated Anthony Hardwick, Timothy D. Leuliette, W. Gerald McConnell and J. Michael Stepp for re-election as Class I directors. The following is a brief biography of each nominee. You will find information on their holdings of the Company’s common stock in “Certain Relationships and Related Transactions,” page 11.

      Anthony Hardwick has been a director of the Company since September 2004. Mr. Hardwick is currently Executive Vice President and Chief Financial Officer of Easley Custom Plastics, Inc., a supplier of injection molded plastic parts to the industrial, building and construction, transportation, and power tool markets. Easley Custom Plastics is a wholly-owned subsidiary of CH Industries, Inc., of which Mr. Hardwick is co-owned and co-founder. Previously, he was senior managing director of Source Companies, LLC, a Pittsburgh-based investment banking and business consulting firm, from 2001 to 2004, and Chief Financial Officer of AstenJohnson, Inc., a privately held producer of paper machine clothing sold to paper manufacturers on a global basis, from 1996 to 2001. Mr. Hardwick is a director of Consolidated Systems, Inc., a fabricator of metal decking and support systems, and Curo Source, Inc., a company which recovers and stores cord blood stem cells. Mr. Hardwick was employed by the Company from 1979 to 1996, where he served as Vice President, Administration and Control of the Company’s Automotive Group and then Vice President and Controller. He is a certified public accountant. Mr. Hardwick is 59 years old.

      Timothy D. Leuliette has been a director of the Company since February 2001 and has been a director of Metaldyne Corp. since November 2000 and a director of TriMas Corp. since 2002. He is currently Chairman, President and Chief Executive Officer of Metaldyne. He is a senior managing director and one of the co-founders of Heartland. Prior to joining Heartland, Mr. Leuliette joined the Penske Corporation as President and Chief Operating Officer in 1996. From 1991 to 1996, Mr. Leuliette served as President and Chief Executive Officer of ITT Automotive, an automotive company. He also serves on a number of corporate and charitable boards and served as Chairman for The Federal Reserve of Chicago, Detroit Branch. Mr. Leuliette is 54 years old.

      W. Gerald McConnell has served as director of the Company since February 2001 and has been a senior managing director of Heartland since its founding. Mr. McConnell was formerly a managing director at Deutsche Bank Alex. Brown (formerly Bankers Trust Co.) from 1997 until 1999. From 1991 until 1999, Mr. McConnell specialized in leveraged finance and financial sponsor coverage at Deutsche Bank Alex. Brown. Mr. McConnell also serves on the board of directors of Springs Industries, Inc. and TriMas. Mr. McConnell is 40 years old.

      J. Michael Stepp has been a director of the Company since February 2001. Mr. Stepp is currently Vice Chairman of the Board of Directors and Chief Financial Officer. He was previously Executive Vice President and Chief Financial Officer from May 2002 through July 2002 (after serving as interim Chief Financial Officer from January 2002 through April 2002) and from April 1995 through December 1999. Mr. Stepp was a consultant to the Company and was an independent mergers and acquisitions advisor from January 2000 through February 2001. Since March 2001, Mr. Stepp has been a senior managing director of Heartland but has not been an employee of Heartland since April 2002. He is also a director of Collins & Aikman Products Co. (“Products”), the Company’s wholly-owned operating subsidiary. Mr. Stepp is 60 years old.

Other Matters

      Neither the Company nor its directors intend to bring before the Annual Meeting any matters other than the election of the three directors. Also, they have no present knowledge that any other matters will be presented by others for action at the meeting.

BOARD OF DIRECTORS

      The Board of Directors consists of eleven directors divided into three classes (Class I, Class II and Class III) serving staggered three-year terms. The Class I directors are up for election at the Annual Meeting as described under “Proposal-Election of Directors” (page 3), and the nominees for election are all currently Class I directors.

Directors Continuing in Office

      The Class II and III directors will continue in office following this Annual Meeting, and their terms will expire in 2005 (Class II) or 2006 (Class III). The following are brief biographies of each of these directors. You will find information on their holdings of the Company’s common stock in “Certain Relationships and Related Transactions,” page 11.

      David A. Stockman has been a director of the Company since February 2001, and his current term as a Class III director expires in 2006. He has also been Chairman of the Board since August 2002 and Chief Executive Officer since August 2003. Mr. Stockman is also a director of Metaldyne, Springs and TriMas. He is a senior managing director and the founder of Heartland. Prior to founding Heartland, he was a senior managing director of The Blackstone Group L.P. and had been with Blackstone since 1988. Mr. Stockman also served as the director of the Office of Management and Budget in the Reagan Administration, and represented Southern Michigan in the U.S. House of Representatives from 1976 to 1981. Mr. Stockman is 57 years old.

      Robert C. Clark has been a director of the Company since October 1994, and his current term as a Class III director expires in 2006. Mr. Clark is a Harvard University Distinguished Service Professor, Harvard Law School. Mr. Clark joined Harvard Law School in 1979 after four years at Yale Law School, where he was a tenured professor, and served as Dean from 1989 to 2003. Mr. Clark is a corporate law specialist and author of numerous texts and legal articles. Prior to his association with academia, he was in private practice with Ropes & Gray. Mr. Clark is also a director of Omnicom Group, Inc. and Time Warner, Inc., and is a trustee of Teachers Insurance Annuity Association (TIAA). Dean Clark is 60 years old.

      Marshall A. Cohen has been a director of the Company since April 2001, and his current term as a Class II director expires in 2005. Mr. Cohen has been Counsel at Cassels Brock and Blackwell, a Canadian law firm, since October 1996. Mr. Cohen is also a director of The Toronto-Dominion Financial Group, Barrick Gold Corporation, American International Group, Inc., Lafarge Corporation, The Goldfarb Corporation, Premcor Inc., Metaldyne, and Golf Town Canada Inc. Mr. Cohen serves on the Advisory Boards of Blackstone and Heartland. Mr. Cohen is 69 years old.

      David C. Dauch has been a director of the Company since 2002, and his current term as a Class II director expires in 2005. He has been the Senior Vice President-Commercial of American Axle & Manufacturing since June 2004, a company he jointed in 1995 as Manager, Sales Administration. In 1996, he became Director of Sales, GM Full Size Truck Programs and was named Vice President of Sales and Marketing in 1998. In 2001, he became Vice President, Manufacturing-Driveline Division and assumed the position of Senior Vice President, Sales, Marketing and Driveline Division in September 2003. From 1987 to 1995, Mr. Dauch was employed by the Company where he held positions as product manager, account executive, and Director of Ford Sales and Marketing for the Automotive Carpet and Fabric Groups. Mr. Dauch is 40 years old.

      Richard C. Jelinek has been a director of the Company since September 2004, and his current term as a Class II director expires in 2005. Mr. Jelinek is the former Chairman of Lifemark Corporation, a position in which he served from 1994 until it merged with United Health Group in 2001. Mr. Jelinek is currently a member of the Executive Committee of the Aspen Valley Medical Foundation and a board member of the Aspen Valley Community Foundation. He is also on the advisory board of the School of Public Health at the University of Michigan. Mr. Jelinek is 67 years old.

      Warren B. Rudman has been a director of the Company since June 1995, and his current term as a Class II director expires in 2005. Mr. Rudman was a partner in the law firm of Paul, Weiss, Rifkind, Wharton & Garrison from 1993 through 2002, and since January 2003 Mr. Rudman has been of counsel to the law firm. Mr. Rudman served as a United States Senator from New Hampshire from 1980 through 1992 and as Attorney General of New Hampshire from 1970 until 1976. Mr. Rudman is also a director of Allied Waste, Boston Scientific and the Raytheon Company, and is an independent trustee of several mutual funds of the Dreyfus Corporation. Senator Rudman is 74 years old.

      Daniel P. Tredwell has been a director of the Company since February 2001, and his current term as a Class III director expires in 2006. Mr. Tredwell is also a director of Metaldyne, TriMas and Springs. He is a senior managing director and a co-founder of Heartland. He has two decades of leveraged financing and buyout experience. Mr. Tredwell served as a Managing Director at Chase Securities Inc. and had been with Chase Securities since 1985. Mr. Tredwell is 46 years old.

Meetings and Committees

      During 2003, our Board of Directors held five meetings and took action by written consent three times in lieu of additional meetings. All of the directors attended at least 75% of all meetings of the board and board committees on which they served during 2003, except Messrs. Leuliette and McConnell, who missed two meetings. Under the Company’s Corporate Governance Guidelines, directors are expected to attend all regularly scheduled Board meetings and all committee meetings of committees on which they serve, and should attend the Company’s Annual Meeting of Stockholders. Three directors attended the Company’s 2003 Annual Meeting of Stockholders.

      Our Board of Directors has four standing committees: the Audit Committee, the Compensation Committee, the Executive Committee and the Nominating and Corporate Governance Committee. The Board of Directors approved a charter for each of the Audit, Compensation and Nominating and Governance Committees, which charters are available on our website, www.collinsaikman.com. We also have a Nominating Committee designated in our charter documents.

      The Board of Directors has determined that the following directors are independent pursuant to the Collins & Aikman Director Independence Guidelines (a copy of which is attached as Appendix B): Robert C. Clark, Marshall A. Cohen, David C. Dauch, Anthony Hardwick, Richard C. Jelinek and Warren B. Rudman. It has also confirmed that a majority of the Board of Directors and all members of the Audit, Compensation and Nominating and Governance Committees are independent.

      Under our Corporate Governance Guidelines, the Board of Directors will schedule regular executive sessions at which non-management directors meet without management participation. If this group includes directors who do not meet the Company’s independence standards, the directors who are so independent will also meet in executive session at least once a year. The Chairman of the Nominating and Governance Committee (who also serves as Lead Director) will preside at each executive session.

      The principal responsibilities of each committee are described in the following paragraphs.

Audit Committee

      Our Audit Committee is composed of Marshall A. Cohen (Chairman), Robert C. Clark and Anthony Hardwick. The purpose of the Committee is to assist the Board of Directors in fulfilling its oversight responsibility relating to (a) the integrity of our financial statements and financial reporting process and our systems of internal accounting and financial controls; (b) the performance of the internal audit function; (c) the annual independent audit of our financial statements, the engagement of the independent auditors and the evaluation of the independent auditors’ qualifications, independence and performance; and (d) the fulfillment of the other responsibilities set out in the Audit Committee charter.

      The Board of Directors has confirmed that all members of the Audit Committee are “financially literate” within the meaning of the New York Stock Exchange rules and applicable law, and that Mr. Hardwick is an “audit committee financial expert”.

      During 2003, the Audit Committee held nine meetings and did not take action by written consent in lieu of additional meetings. During 2003 and until September 2004, the Audit Committee was composed of Robert C. Clark (Chairman), Marshall A. Cohen and Warren B. Rudman.

Compensation Committee

      Our Compensation Committee is composed of Richard Jelinek (Chairman), Marshall A. Cohen, David C. Dauch and Warren B. Rudman. The purpose of the Committee is to discharge the responsibility of the Board of Directors relating to compensation of the Company’s directors, executive officers and such other employees as the Committee may determine and related matters.

      During 2003, the Compensation Committee held no meetings and took action by written consent five times in lieu of meetings. During 2003 and until September 2004, the Compensation Committee was comprised of David A. Stockman (Chairman), Marshall A. Cohen and Daniel P. Tredwell.

Executive Committee

      Our Executive Committee is composed of David Stockman (Chairman), Marshall A. Cohen and Daniel P. Tredwell. Our Executive Committee’s primary function is to assist our Board of Directors by acting upon matters when the Board of Directors is not in session. The Executive Committee has the full power and authority of the Board of Directors, except to the extent limited by law or our certificate of incorporation or bylaws.

      The Executive Committee did not meet during 2003.

Nominating and Governance Committee

      The Nominating and Governance Committee is composed of Marshall A. Cohen (Chairman), David C. Dauch and Richard Jelinek. The purpose of the Committee is to identify individuals qualified to become members of the Board of Directors, consistent with criteria approved by the Board of Directors, to recommend Director nominees for each annual meeting of stockholders and nominees for election to fill any vacancies on the Board of Directors and to address related matters. The Committee also develops and recommends to the Board of Directors corporate governance principles applicable to the Company and is responsible for leading the annual review of the performance of management and the Board of Directors.

      The Nominating and Governance Committee was formed in September 2004.

Nominating Committee

      The Nominating Committee is designated by our charter documents and is composed of all the members of the Board of Directors other than those directors who are salaried employees of the Company (currently, only J. Michael Stepp). The purpose of this committee is to nominate, by a majority vote, persons for election to the Board of Directors at any annual meeting of stockholders or at any special meeting of stockholders called for the purpose of electing directors.

      During 2003, the Nominating Committee held one meeting and did not take action by written consent in lieu of additional meetings.

Director Compensation

      Collins & Aikman pays directors who are not employees of the Company or its affiliates an annual cash retainer of $80,000, and additional fees for attendance at committee meetings. Committee members receive $5,000 per meeting and committee chairpersons receive $7,000 per meeting. Directors are reimbursed their out-of-pocket expenses incurred in connection with their activities as a member of the Board and its committees. In addition, under the Company’s 2002 Stock Option Plan, each non-employee director who is not affiliated with a major stockholder, and was not affiliated with a major stockholder at the time of his or her election to the Board of Directors, receives an annual grant of ten-year options for 4,000 shares of Collins & Aikman common stock each November. The options are exercisable six months and one day after the date of grant. Any options not exercisable prior to a termination of the directorship are canceled. Currently, Messrs. Clark, Cohen, Dauch, Hardwick, Jelinek and Rudman receive compensation as directors and are eligible to receive future grants under the 2002 Plan.

Compensation Committee Interlocks and Insider Participation

      From April 2002 to September 2004, the Compensation Committee was composed of Messrs. Stockman, Cohen and Tredwell. Neither Mr. Cohen nor Mr. Tredwell is or has been an employee of the Company or any of its subsidiaries, including Products, or is or has been separately compensated for serving as an officer of the Company or any of its subsidiaries, including Products. Mr. Stockman became our Chief Executive Officer in August 2003, but does not receive any compensation for such service. (For more information regarding compensation arrangements for Mr. Stockman’s service to us as Chief Executive Officer, see “Certain Relationships and Related Transactions”, page 11, and “Executive Compensation”, page 18.) None of the executive officers who are separately compensated for serving as executive officers (or who received options) serve on the Compensation Committee. Mr. Stockman also serves on the Compensation Committee of Metaldyne. Mr. Leuliette, a director of the Company, is Chairman, President and Chief Executive Officer of Metaldyne.

      Messrs. Stockman and Tredwell are senior managing directors of Heartland. (For more information regarding Heartland, see “Certain Relationships and Related Transactions”, page 11.) Mr. Cohen is Counsel at the Canadian law firm of Cassels Brock and Blackwell.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934, requires our executive officers and directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes of ownership with the Securities and Exchange Commission. Executive officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of the copies of the Section 16(a) forms furnished to us and representations from our executive officers, directors and greater than 10% beneficial owners, all persons subject to the Section 16(a) filing requirements filed the required reports on a timely basis during 2003.

Director Nomination Process

      The Nominating and Corporate Governance Committee identifies and evaluates nominees for director in accordance with its charter, the Company’s Corporate Governance Guidelines, the Company’s charter documents and applicable stockholder agreements granting to certain stockholders the right to designate directors. (For a description of these stockholder agreements, see “Certain Relationships and Related Transactions,” page 11.)

      Candidates for director are reviewed in the context of the current composition of the Board, the operating requirements of Collins & Aikman and the long-term interests of the stockholders. Although specific qualifications for Board membership may vary from time to time, desired qualities to be considered include: (a) the highest ethical character, integrity and shared values with Collins & Aikman; (b) loyalty to Collins & Aikman and concern for its success and welfare; (c) high-level leadership experience and achievement at a policy-making level in business; (d) educational or professional activities; (e) breadth of knowledge about issues affecting Collins & Aikman; (f) ability to contribute special competencies to Board activities, such as financial, technical, international business or other expertise, or industry knowledge; (g) willingness to apply sound, independent business judgment; (h) awareness of a director’s vital role in the Company’s good corporate citizenship and corporate image; and (i) sufficient time and availability to effectively carry out a director’s duties. In addition, incumbent directors are evaluated based upon, among other things, his or her meeting attendance record and contributions to the activities of the Board. The committee will also evaluate all director candidates to determine whether or not they are “independent” under applicable rules.

      The Nominating and Corporate Governance Committee uses its network of contacts to compile potential director candidates, but may also engage, if it deems appropriate, a professional search firm. The committee then meets to discuss and consider such candidates’ qualifications and then chooses a candidate by majority vote. Director nominations are also subject to approval of the Nominating Committee designated under the Company’s charter documents.

      The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. Stockholder recommendations should be addressed to Corporate Secretary, Collins & Aikman Corporation, 250 Stephenson Highway, Troy, Michigan 48083, and contain the information required in the Company’s bylaws for stockholder nomination of directors, which includes, among other things, the name, age, address, principal occupation and stockholdings of the proposed candidate, together with the name and stockholdings of the stockholder making the recommendation.

Certain Litigation

      A purported class action was filed on March 24, 2003 in the United States District Court for the Eastern District of Michigan, against the Company, Heartland and ten current and former senior officers and/or directors of the Company, alleging violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder. Four similar actions were subsequently filed in the United States District Court for the Eastern District of Michigan, purportedly filed on behalf of purchasers of the common stock of the Company between August 7, 2001 and August 2, 2002, which were identical to the purported class identified in the previously disclosed lawsuit, except in one instance in which the complaint alleged a class period beginning on July 5, 2001. On August 4, 2003, the court consolidated all five pending actions and appointed lead plaintiffs for the purported class. The Company believes that the claims are without merit and intends to vigorously defend the lawsuits. The Company does not believe that the suit will have a material impact on its financial condition, results of operations or cash flows.

INDEPENDENT AUDITORS

      KPMG LLP audited our consolidated financial statements for 2003 and will perform similar services for 2004. The Audit Committee has considered the nature of the services provided by KPMG and determined that they are compatible with their provision of independent audit services. The Audit Committee has discussed these services with KPMG and management to determine that they are permitted under the Code of Professional Conduct of the American Institute of Certified Public Accountants and the auditor independence requirements of the Securities and Exchange Commission. A representative of KPMG will be present at the annual meeting with the opportunity to make a statement and to answer questions.

Fees

      The following describes the fees paid to KPMG for 2003 and to PricewaterhouseCoopers (which served as the Company’s independent accountants during the year ended December 31, 2002) for 2002.

      Audit Fees. The aggregate fees for professional services rendered by KPMG in connection with their audit of our consolidated financial statements, reviews of the consolidated condensed financial statements included in our quarterly reports on Form 10-Q and other services normally provided in connection with statutory or regulatory engagements for 2003 was $1.1 million. The aggregate fees for professional services rendered by PricewaterhouseCoopers in connection with their audit of our consolidated financial statements, reviews of the consolidated condensed financial statements included in our quarterly reports on Form 10-Q and other services normally provided in connection with statutory or regulatory engagements for 2002 was $1.4 million.

      Audit-Related Fees. The aggregate fees billed for audit-related services rendered by KPMG in 2003, which consisted primarily of assurance services related to benefit plans, was approximately $100,000. The aggregate fees billed for audit-related services rendered by PricewaterhouseCoopers in 2002, which consisted primarily of acquisition support activities, issuance of comfort letters and audits of the Company’s employee benefit plans, was approximately $3.4 million.

      Tax Fees. KPMG did not render tax services in 2003. The aggregate fees billed for tax services rendered by PricewaterhouseCoopers in 2002, which consisted primarily of tax consulting services and compliance services, was approximately $1.6 million.

      All Other Fees. The aggregate fees billed for all other services rendered by KPMG in 2003 was approximately $200,000. These fees related primarily to ISO compliance services in Europe. PricewaterhouseCoopers did not render any other services during 2002.

Pre-approval Policy

      The Audit Committee has adopted a policy requiring pre-approval of audit and non-audit services provided by the independent auditors. The primary purpose of this policy is to ensure that we engage our public accountants to provide only audit and non-audit services that are compatible with maintaining independence. The Audit Committee is required to pre-approve all services performed for us by our independent auditors and the related fees for such services. The Audit Committee must also approve fees incurred for pre-approved services that are in excess of the approved amount prior to payment, except as provided below. Our independent auditors are prohibited from performing any service prohibited by applicable law.

      The Audit Committee’s pre-approval policy permits the Company to engage KPMG to provide audit-related services, tax services and non-audit services, subject to the following conditions:

(1) KPMG will not be engaged to provide any services that may compromise its independence under applicable laws and regulations, including rules and regulations of the Securities and Exchange Commission, the Public Company Accounting Oversight Board, and the New York Stock Exchange;

(2) KPMG and the Company will enter into engagement letters authorizing the specific audit-related tax or non-audit services and setting forth the cost of such services;

(3) The Company is authorized, without additional Audit Committee Approval, to engage KPMG to provide (a) audit-related and tax services, including due diligence and tax planning related to acquisitions where KPMG does not audit the target company, to the extent that the cost of such engagement does not exceed $250,000 per calendar quarter, (b) due diligence and tax planning related to acquisitions where KPMG audits the target company, to the extent the cost of such engagement does not exceed $20,000 per calendar quarter, and (c) services not otherwise covered by (a) or (b) above to the extent the cost of such engagements does not exceed $150,000 per calendar quarter; provided, however, that the aggregate amount of all such engagements under (a), (b) and (c) may not exceed $350,000 in any calendar quarter; and

(4) The Chairman of the Audit Committee will be promptly notified of each engagement, and the Audit Committee will be updated quarterly on all engagements, including fees.

REPORT OF THE AUDIT COMMITTEE

      The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting processes. The Board of Directors, in its business judgment, has determined that the members of the Committee are “independent”, as required by applicable listing standards of the New York Stock Exchange. The Committee operates pursuant to a written Charter. As set forth in the Charter, management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, and maintaining appropriate accounting and financial reporting principles, policies, internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for planning and carrying out a proper audit of the Company’s annual financial statements and expressing an opinion as to the fairness of the financial statements in conformity with generally accepted accounting principles.

      The Audit Committee met with the independent auditors, management and internal auditors to assure that all were carrying out their respective responsibilities. The Committee reviewed the performance and fees of the independent auditors prior to recommending their appointment, and met with them to discuss the scope and results of their audit work, including the adequacy of internal controls and the quality of financial reporting. The Committee discussed with the independent auditors their judgments regarding the quality and acceptability of the Company’s accounting principles, the clarity of its disclosures and the degree of aggressiveness or conservatism of its accounting principles and underlying estimates. The Committee discussed with and received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, confirming their independence. The independent auditors had full access to the Committee, including meetings without management present.

      Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Charter, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission.

By:	The Audit Committee of the Board of Directors

of Collins & Aikman Corporation

Robert C. Clark, Chair
Warren B. Rudman
Marshall A. Cohen

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Security Ownership of Management and Principal Stockholders

      Set forth in the table below is certain information as of August 30, 2004 regarding the beneficial ownership of the Company’s common stock by (i) persons who are known to the Company to own beneficially more than five percent of the Company’s voting stock, (ii) directors of the Company, (iii) the executive officers of the Company named in the Summary Compensation Table set forth in this Proxy Statement (and referred to herein as the “Named Executive Officers”) and (iv) the directors and executive officers of the Company as a group. Unless otherwise indicated, the beneficial owner has sole voting power and sole investment power over the securities shown below.

	Amount and Nature of		Percent
Name of Beneficial Owner	Beneficial Ownership		of Class

Heartland Industrial Partners, L.P.	33,656,672	(1)	40.2%
55 Railroad Avenue Greenwich, CT
Charles E. Becker	7,539,262	(2)	9.0%
Elkin McCallum	4,813,900	(3)	5.8%
Joan Fabrics Corporation	4,783,900	(3)	5.7%
100 Vesper Executive Park Tyngsboro, MA
David A. Stockman	177,475	(4)	*
J. Michael Stepp	30,067	(4)(5)	*
Robert C. Clark	40,000	(6)	*
Marshall A. Cohen	12,000	(6)	*
David C. Dauch	8,000	(6)	*
Anthony Hardwick	0		*
Richard C. Jelinek	38,000		*
Timothy D. Leuliette	0	(4)	*
W. Gerald McConnell	0	(4)	*
Warren B. Rudman	36,000	(6)	*
Daniel P. Tredwell	0	(4)	*
Millard L. King, Jr.	762	(7)	*
Michael G. Torakis	0	(8)	*
Eric J. White	0	(8)	*
Wallace W. Creek	0		*
Michael A. Mitchell	0		*
Jerry L. Mosingo	0		*
Executive officers and directors as a Group (16 persons)	354,804	(9)	*

*	Less than one percent of shares of common stock outstanding.

(1)	The 33,656,672 shares beneficially owned are indirectly owned by Heartland Industrial Associates L.L.C. as the general partner of each of the following limited partnerships, which hold the indicated shares directly: (a) 387,743 shares are held directly by Heartland Industrial Partners (FF), L.P., a Delaware limited partnership, (b) 1,653,112 shares are held directly by HIP Side-by-Side Partners L.P., a Delaware limited partnership, (c) 251,496 shares are held directly by Heartland Industrial Partners (K1), L.P., a Delaware limited partnership, (d) 75,442 shares are held directly by Heartland Industrial Partners (C1), L.P., a Delaware limited partnership, and (e) 31,288,879 shares are held directly by Heartland.

(2)	Such shares represent (a) 5,440,000 shares acquired by Mr. Becker as consideration for the acquisition of Becker Group L.L.C., (“Becker”), (b) 339,262 shares acquired by Mr. Becker immediately following the closing of the Becker acquisition from one of the other former Becker shareholders, (c) 160,000 shares subject to presently exercisable warrants to purchase such common stock at $5.00 per share acquired by Mr. Becker as consideration for the Becker acquisition and (d) 1,600,000 shares acquired by Becker Ventures LLC (“Becker Ventures”) as part of the financing for the Company’s acquisition of Textron Automotive Company’s trim division. Mr. Becker is the managing member of and holds a controlling interest in Becker Ventures. Mr. Becker became a director of Collins & Aikman upon completion of the Becker acquisition and was Vice Chairman of the Company’s Board from July 2001 until July 2002. Effective May 6, 2004, Mr. Becker resigned as a director of Collins & Aikman. Mr. Becker is a limited partner of Heartland and disclaims beneficial ownership of all shares held by Heartland.

(3)	Of these shares (a) 4,783,900 shares are held by Joan Fabrics Corporation (“Joan Fabrics”) as a part of the consideration for the sale of Joan Automotive Industries, Inc. (“Joan Automotive”) to a Company subsidiary, and (b) 30,000 shares are held by Mr. McCallum and his spouse. The sole stockholder of Joan Fabrics is JFC Holding Trust, in which Mr. McCallum is the trustee and has a 75% beneficial interest and his spouse, Donna McCallum, owns the balance. Mr. McCallum became a director of Collins Aikman upon the consummation of the Joan acquisition. Effective May 6, 2004, Mr. McCallum resigned as a director of Collins & Aikman.

(4)	As described under (1) above, 33,656,672 shares are beneficially owned by Heartland. Mr. Stockman is the Managing Member of Heartland, but disclaims beneficial ownership of such shares. Messrs. Leuliette, McConnell, Stepp and Tredwell are also members of Heartland and also disclaim beneficial ownership of the shares.

(5)	Of these shares, (a) 26,000 are held directly, and (b) 4,067 are held indirectly in the Stock Fund of the 401(k) Plan and the Non-Qualified Shadow Retirement Income Plan (the “SRIP”). Pursuant to the 2004 Stock Option Exchange Program described elsewhere in this proxy statement, Mr. Stepp exchanged 440,000 options for 431,200 options and 8,800 restricted stock units that he will receive in December 2004.

(6)	Represents shares underlying options granted under the 1994 Directors Stock Option Plan (the “1994 Directors Plan”) and the 2002 Plan which either are vested or will vest within 60 days unless the director ceases to be a director prior to that time.

(7)	These shares are held indirectly in the Stock Fund of the 401(k) Plan and the SRIP. Pursuant to the 2004 Stock Option Exchange Program described elsewhere in this proxy statement, Mr. King exchanged 392,000 options for 384,160 options and 7,840 restricted stock units that he will receive in December 2004.

(8)	Pursuant to the 2004 Stock Option Exchange Program described elsewhere in this proxy statement, Mr. Torakis and Mr. White each exchanged 240,000 options for 235,200 options and 4,800 restricted stock units that they will each receive in December 2004.

(9)	Excludes shares held by entities owning more than 5% of the Company’s common stock. Includes shares representing options granted to all directors and officers that were vested as of August 30, 2004 or will vest within 60 days thereafter.

Other Relationships and Transactions

Heartland Transactions

      Heartland is a private equity firm established in 1999 for the purpose of acquiring and expanding industrial companies operating in various sectors of the North American economy that are well positioned for global consolidation and growth. The managing general partner of Heartland is Heartland Industrial Associates, L.L.C. Certain of our directors and officers are members of the general partner, specifically Mr. Stockman (a Director and our Chairman and Chief Executive Officer), Mr. Stepp (a Director and our Vice Chairman and Chief Financial Officer) and Messrs. Tredwell, Leuliette and McConnell (each a

Director). Messrs. Charles E. Becker and Elkin McCallum, formerly directors of the Company, are limited partners in Heartland with interests representing less than 5% of the commitments in Heartland. Heartland has informed us that its limited partners include many financial institutions, private and government employee pension funds and corporations, among other types of investors. We may, in the ordinary course of business, have on a normal, customary and arms’ length basis relationships with certain of Heartland’s limited partners, including banking, insurance and other relationships. As of August 30, 2004, Heartland beneficially owned approximately 40.2% of Collins & Aikman’s outstanding common stock.

      We are a party to a Services Agreement with Heartland under which Heartland provides us advisory and consulting services, including services with respect to developments in the automotive industry and supply markets, advice on financial and strategic plans and alternatives and other matters as we may reasonably request and are within Heartland’s expertise. The Services Agreement terminates on the earlier of its tenth anniversary or the date upon which Heartland ceases to own Collins & Aikman shares equivalent to 25% of that owned by them on February 23, 2001.

      Under the Services Agreement, we are obligated to pay to Heartland a $4.0 million annual advisory fee payable in quarterly installments and reimburse its out-of-pocket expenses related to the services it provides. We have also agreed to pay a fee of 1% of the total enterprise value of certain acquisitions and dispositions. During 2003, 2002 and 2001 we recorded total fees of $4.0 million, $5.7 million and $24.5 million, respectively.

      The Services Agreement with Heartland contemplates that we may pay additional fees to Heartland for services rendered in connection with a range of financing transactions. In March 2004, Collins & Aikman’s Board of Directors, including the disinterested and independent directors of the Board, approved a fee of $1 million to Heartland for its services rendered in connection with the 2004 amendments to our senior secured credit facility to add a supplemental revolving credit facility. On May 6, 2004, Collins & Aikman’s Board of Directors, including the disinterested and independent directors of the Board, approved an amendment of the Services Agreement to provide for a fee of up to $5.0 million related to services rendered in connection with the August 2004 senior subordinated note offering and amendment and restatement of our senior secured credit facility, and a fee of 1% of the gross proceeds of certain future financings. The $5.0 million fee will be paid to Heartland in connection with the closing of the applicable transactions.

Charles E. Becker Transactions

      Mr. Becker resigned as a Director of Collins & Aikman, effective May 6, 2004. In July 2001, we completed the acquisition of Becker Group, L.L.C. (“Becker”). As a result of the Becker acquisition and a purchase of Collins & Aikman’s common stock immediately afterwards, Charles Becker became one of Collins & Aikman’s principal stockholders. Charles Becker became a member of Collins & Aikman’s Board of Directors upon closing of the Becker acquisition and was Vice Chairman of the Board from July 2001 until July 2002. In addition, Becker Ventures, an affiliate of Mr. Becker, acquired additional shares of common stock as part of the financings in connection with the acquisition of Textron Automotive Company’s Trim Division (“TAC-Trim”) at a price of $5.00 per share. At the time of his resignation, Mr. Becker beneficially owned 7,539,262 shares of Collins & Aikman’s common stock. A related party of Mr. Becker is also a limited partner in Heartland.

      On March 27, 2003, we entered into a termination agreement and release to buy out the non-compete agreement between us and Mr. Becker. We paid $11.3 million in April 2003 as part of the termination agreement and release. The non-compete agreement, which was entered into as part of the Becker acquisition, required us to make periodic payments. As a result of the termination of the non-compete agreement, we incurred a loss of $10.4 million, which is primarily due to the write-off of intangible assets initially recorded in conjunction with the Becker acquisition.

      During 2002, we engaged Mr. Becker to serve as Vice Chairman and assist us with strategic planning activities, such as developing sales strategies, managing key customer relationships and recruiting senior management for Collins & Aikman’s European operations. We paid Mr. Becker $300,000 for such services. Mr. Becker’s consulting arrangement and position as Vice Chairman ended in 2002.

      We entered into a lease agreement with Becker Ventures L.L.C. (“Becker Ventures”), an entity controlled by Mr. Becker, for our headquarters at 250 Stephenson Highway, Troy, Michigan with the effective date of the lease being January 1, 2002. In March 2002, we entered into lease agreements with Becker Ventures, effective January 1, 2002, for 150 Stephenson Highway and 350 Stephenson Highway, Troy, Michigan. The base rent for all three premises is $13.25 per sq. ft., subject to annual CPI adjustments. Total square footage for all three locations is approximately 286,000. The leases have 20-year terms, and we have two five-year renewal options. The 2004 base rent for the facilities will be approximately $4.0 million. In 2004, these leases were amended to provide that we would assume responsibility for property management with a corresponding elimination of certain aspects of the property management fees. In addition, we are also party to a lease with Becker Ventures for five manufacturing facilities totaling 884,000 square feet. In 2002, we extended the lease term an additional ten years to expire in 2021, with the base rent for these facilities totaling $3.6 million per year.

      In June 2001, Collins & Aikman Products Co. (“Products”) sold and contemporaneously leased back real property located in Troy, Michigan and Plymouth, Michigan from New King, L.L.C. and Anchor Court, L.L.C., respectively, which are affiliates of Becker Ventures, for net proceeds of $15.1 million in aggregate. The initial lease term in each transaction is 20 years and each lease has two successive ten year renewal options. The basic rent for the Troy, Michigan property is $1.3 million per year, and the basic rent for the Plymouth, Michigan property is $0.5 million per year. The rental rates in each case are subject to adjustment after expiration of the initial term.

Elkin McCallum Transactions

      Mr. McCallum resigned as a Director of Collins & Aikman, effective May 6, 2004. In September 2001, we completed the acquisition of Joan Automotive, a leading supplier of body cloth to the automotive industry, and all of the operating assets of Joan Automotive’s affiliated yarn dying operation, Western Avenue Dyers, L.P. As a result of the Joan acquisition, Joan Fabrics Corporation (“Joan Fabrics”), a company controlled by Elkin McCallum, became a principal stockholder of Collins & Aikman. Upon completion of the Joan acquisition, Mr. McCallum became a member of Collins & Aikman’s Board of Directors. At the time of his resignation, Mr. McCallum beneficially owned 5,699,000 shares of Collins & Aikman’s common stock. A related party of Mr. McCallum is a limited partner in Heartland.

      In the first quarter of 2003, we purchased equipment from Joan Fabrics and entered into a supply agreement with Joan Fabrics to supply certain types of fabrics. Under the supply agreement, we supply fabric to Joan Fabrics and Joan Fabrics is responsible for all marketing, design, customer service, distribution and sales functions related to these fabrics. We paid Joan Fabrics $4.7 million of consideration for these transactions, a portion of which we have allocated to the purchased equipment (based on its appraised value) and the remainder of which we are amortizing over the five-year term of the supply agreement.

      On December 31, 2002, we acquired an air jet texturing business from Dutton Yarns (an affiliate of Mr. McCallum) for approximately $4.2 million. The purchased assets included equipment, inventory and intellectual property. We had preliminarily accounted for this transaction as an acquisition of assets, but finalized our accounting during the first quarter of 2003, and recorded the transaction as a purchase of a business.

      On April 12, 2002, we signed and closed on a merger agreement with Mr. McCallum and a lamination company wholly owned by Mr. McCallum pursuant to which the acquired company was merged into a wholly owned subsidiary of us. As consideration in the transaction, Mr. McCallum received 400,000 shares of Collins & Aikman’s common stock and was repaid $2.5 million in cash as reimbursement for amounts previously invested to fund the lamination company’s working capital needs. Subsequent to the merger, debt owing to Mr. McCallum of $6.7 million was repaid. We acquired the lamination business to optimize the supply chain on certain of our fabric products and provide low cost lamination products and services to Tier-1 customers. As part of this acquisition, we inherited a lease pursuant to which we lease a portion of a manufacturing facility in El Paso, Texas from an entity controlled by Mr. McCallum. We continue to occupy these premises pursuant to such lease.

      In April 2002, we amended the merger agreement with Joan Automotive to clarify ownership of certain equipment listed in a schedule attached to that agreement. The original merger agreement schedule included a list of approximately 84 looms that ultimately exceeded our manufacturing requirements and facility capacity. Upon determining that the excess looms would have been uneconomically expensive to relocate and store, we declined to take possession of 48 of these looms, which were left in place at Joan Fabrics’ Hickory, North Carolina plant. The amendment clarifies that these looms are owned by Joan Fabrics.

      As part of the Joan acquisition, we inherited a lease pursuant to which we lease from an entity controlled by Mr. McCallum, a technical center in Lowell, Massachusetts. The operations formerly conducted in these premises have been moved to other company facilities, however we remain obligated for the related lease.

      In connection with the Joan acquisition, we entered into a Supply Agreement dated September 21, 2001 (the “Supply Agreement”) with Main Street Textiles, L.P. (“Main Street”), which is controlled by Mr. McCallum, and a Transition Services Agreement dated September 21, 2001 (the “Transition Agreement”) with Joan Fabrics. Under the Supply Agreement, which was mutually terminated effective as of January 1, 2004, we agreed to purchase all of our requirements for flat woven automotive fabric from Main Street for a five-year period beginning on the date of the Supply Agreement. The prices which we agreed to pay for fabric under the agreement equaled the costs of the raw materials plus an amount representing Main Street’s standard labor and overhead costs incurred in manufacturing fabric for us. Under the Transition Agreement, Joan Fabrics provided Products transitional and support services for a period not to exceed twelve months in order to support the continued and uninterrupted operation of the businesses acquired by Products in the Joan acquisition. As a part of these services, pending our disassembly and removal of machinery and equipment purchased from Joan Fabrics, Joan Fabrics was permitted to continue to use that machinery and equipment to manufacture for us all of our requirements for some types of knitted and woven automotive fabrics. The terms of our agreement with respect to this fabric production are substantially similar to those under the Supply Agreement. Actual prices paid by us for fabric under the Supply Agreement and Transition Agreement were subject to the rebates described below.

      In 2002 and 2003, we engaged in ordinary course transactions with entities controlled by Mr. McCallum for the purchase and sale of goods and services as part of ongoing business relationships. We recorded purchases from entities controlled by Mr. McCallum, of $17.8 million (net of $1.2 million of rebates) in 2003, and $47.3 million (net of $10.5 million of rebates) in 2002 for goods and services purchased. These rebates received from Mr. McCallum relate to knit and woven automotive fabrics provided by entities controlled by Mr. McCallum under the Supply Agreement and Transition Agreement executed in connection with the 2001 Joan acquisition, which are described above. Supplier rebates such as these are common in the automotive industry as part of ongoing price negotiations and adjustments. These rebates from Mr. McCallum totaled $14.7 million over the duration of the agreements. In addition, we recorded sales to entities controlled by Mr. McCallum, of $6.4 million in 2003 and $31.8 million in 2002.

      The following table summarizes the balances outstanding from entities controlled by Mr. McCallum (in millions):

	As of
	December 31,

	2003	2002

Accounts Receivable	$2.7	$5.9
Accounts Payable	$1.0	$8.0

Textron Transactions

      We are a party to various agreements and transactions with Textron. Textron became a related party as a result of its receipt of the consideration in the 2001 TAC-Trim acquisition. In May 2002, as part of the finalization of the purchase price and related working capital adjustments of the TAC-Trim acquisition, we paid Textron $15.5 million in cash.

      Prior to the TAC-Trim acquisition, TAC-Trim entered into an $86.9 million sale and leaseback transaction (the “Textron Leasing Transaction”) with two separate single purpose affiliates of Textron Financial Corporation, as lessor and purchaser, with respect to a portfolio of manufacturing equipment situated in different locations throughout the United States and Canada. In January 2003, the FASB issued FASB Interpretation No. (“FIN”) 46, “Consolidation of Variable Interest Entities (“VIE”),” an interpretation of Accounting Research Bulletin No. 51, “Consolidated Financial Statements”. As part of Collins & Aikman’s implementation of FIN 46, it determined that one of the single purpose affiliates was a VIE. We and Textron agreed to have the lease restructured so it was required to be consolidated by the other party and not accounted for as a VIE. As consideration for this lease restructuring, we agreed to pay Textron Financial $150,000.

      Payments under the Textron leasing transaction are guaranteed by Products and secured by a first perfected mortgage lien over certain real property with a value equal to $25 million. Each lease is for an initial term of three years with three one-year renewal options. At the end of the leases (including the expiration of all renewal options), there is the option of either purchasing all of the equipment for approximately $26 million or returning the equipment to the lessor. In the event the equipment is returned, arrangements will be made for the disposition of the equipment. Collins & Aikman is required to guarantee a minimum value to the lessor of up to approximately $21 million upon expiration of the leases. As is customary, the documentation for the Textron leasing transaction incorporates covenants by reference, from our credit facility, that may be amended or waived by the senior lenders, and also contain events of default.

      As part of the TAC-Trim acquisition, we entered into three intellectual property license agreements with Textron. In two of these agreements, we license back to Textron certain intellectual property that was acquired in the transaction. In the third agreement, we license from Textron other intellectual property that was not acquired in the transaction. In addition, under the TAC-Trim acquisition agreement, we are permitted to use the “Textron” name for 18 months in exchange for payments of $13.0 million on December 15, 2002 and $6.5 million on December 15, 2003.

      During 2003, we also engaged in various transactions with Textron, Inc. and its affiliates (formerly the beneficial owners of 6% of Collins & Aikman’s outstanding common stock). Textron, Inc. and its affiliates sold all of their remaining shares of common stock of Collins & Aikman in open market transactions in January 2004. Textron continues to own all of the outstanding redeemable preferred stock of Products.

Becker/ Joan/ Heartland Stockholders Agreement

      There is a stockholders agreement (the “Becker/ Joan Stockholders Agreement”) among Charles E. Becker, Michael E. McInerney and Jens Höhnel (the “Becker parties”), Joan Fabrics, JFC Holdings Trust, Mr. Elkin McCallum and Donna McCallum (the “Joan parties”), the Heartland parties and Collins & Aikman. The Becker/ Joan Stockholders Agreement contains (a) rights of first refusal on private sales of common stock by the Becker parties and the Joan parties in favor of the Heartland parties, (b) tag-along rights in favor of the Becker parties and the Joan parties in the event of certain transfers of common stock by Heartland and (c) for so long as Heartland has a right to designate directors, a drag-along right enabling Heartland to cause the Becker parties and Joan parties to sell all of their common stock with Heartland when Heartland is selling all of its common stock to a third party (including by merger).

      The Becker/ Joan Stockholders Agreement further provides that the Becker parties, the Joan parties and Heartland will each vote their common stock to ensure that Charles E. Becker and Elkin McCallum are each members of Collins & Aikman’s Board of Directors, so long as the Becker parties and the Joan parties, respectively, continue to hold shares representing 25% of the common stock originally acquired by them. The Becker/ Joan Stockholders Agreement also provides that the Becker parties will vote their shares in favor of the election of Heartland’s designees to Collins & Aikman’s Board of Directors. Certain rights inure to the benefit of, and certain obligations bind, subsequent transferees of common stock, but none of the rights or obligations apply to public sales, whether under Rule 144 or under a registration statement.

Blackstone/ Wasserstein/ Heartland Stockholders Agreement

      Collins & Aikman is also a party to a stockholders agreement (the “Initial Stockholders Agreement”) with Heartland and certain of its affiliates (the “Heartland parties”), Blackstone Capital Partners, L.P. and certain of its affiliates (the “Blackstone parties”) and Wasserstein L.L.C. and certain of its affiliates (the “Wasserstein parties”). The Initial Stockholders Agreement contains (a) rights of first refusal on private sales of common stock by the Blackstone parties and the Wasserstein parties in favor of the Heartland parties, (b) tag-along rights in favor of the Blackstone parties and the Wasserstein parties in the event of certain transfers of common stock by Heartland and (c) for so long as Heartland has a right to designate directors, a drag-along right enabling Heartland to cause the Blackstone parties and Wasserstein parties to sell all of their common stock with Heartland when Heartland is selling all of its common stock to a third party (including by merger).

      The Initial Stockholders Agreement further provides that the stockholder parties thereto will vote their common stock to ensure that seven members of Collins & Aikman’s board will be designated by Heartland, one by the Wasserstein parties and one by the Blackstone parties (Blackstone and Wasserstein waived their right to each name a member of the board on March 15, 2002), in each case so long as each of Heartland, the Wasserstein parties and the Blackstone parties (in each case, together with its affiliates) continue to beneficially own at least 25% of the common stock owned by them as of February 23, 2001. In addition, there must be at least three independent directors not otherwise affiliated with Collins & Aikman, the Blackstone parties, the Wasserstein parties or Heartland. Collins & Aikman’s chief executive officer will also serve as a director. Certain rights inure to the benefit of, and certain obligations bind, subsequent transferees of common stock, but none of the rights or obligations apply to public sales, whether under Rule 144 or under a registration statement.

      The Initial Stockholders Agreement also contains certain restrictions on Collins & Aikman’s ability to enter into transactions with Heartland and its affiliates. Collins & Aikman and its subsidiaries may not enter into any such transaction or series of related transactions involving payments or other consideration in excess of $500,000 without the consent of (a) each of the Blackstone parties and the Wasserstein parties, so long as each holds at least 25% of the common stock held by it as of February 23, 2001, for so long as Heartland and its affiliates directly or indirectly beneficially own at least 50% of the outstanding common stock and (b) a majority of the members of the board who are disinterested with respect to the particular transaction and were not designated for election by Heartland so long as Heartland and its affiliates own at least 25% of the common stock owned by them on the date of the Initial Stockholders Agreement. The restrictions described above will not apply to (a) an advisory fee on certain acquisitions and divestitures by Collins & Aikman in an amount not exceeding 1% of the enterprise value thereof and related out-of-pocket fees and expenses, (b) transactions involving the sale, purchase or lease of goods and services in the ordinary course of business and on an arms-length basis between Collins & Aikman and portfolio companies of Heartland in an amount involving not more than $1.25 million in any transaction, and (c) certain other transactions.

      Blackstone Partners is a Delaware limited partnership formed in 1987 for the purpose of, among other things, (a) committing capital to facilitate corporate restructurings, leveraged buyouts, bridge financings and other investments and (b) capitalizing affiliates that will engage in investment and merchant banking activities. The sole general partner of Blackstone Partners is Blackstone Associates, a Delaware limited partnership. At present, the business of Blackstone Associates consists of performing the function of, and serving as, the general partner of certain limited partnerships, including Blackstone Partners. Blackstone Management Partners L.L.C. is the general partner of Blackstone Management Partners L.P. (“Blackstone Management”), and Blackstone Associates, which is the general partner of BFIP.

      In July 2003, Wasserstein Management and its affiliates distributed all of their shares of Collins & Aikman’s common stock to the partners of WP Partners, pro-rata to their respective interests in WP Partners. In September 2003, the Blackstone parties also disposed of all of their shares of Collins & Aikman common stock. As a result of these transactions, the Wasserstein parties and Blackstone parties are no longer parties to the Initial Stockholders Agreement.

EXECUTIVE COMPENSATION

Executive Officers

      Biographical information regarding Mr. Stockman and Mr. Stepp can be found on pages 4 and 3, respectively. Set forth below is information regarding the other executive officers of the Company.

      Millard L. King, Jr. has been President, Global Soft Trim since August 2003 and an executive officer since March 2002. From November 2001 to March 2002, he was Executive Vice President of Global Manufacturing Operations, Carpet and Acoustics Systems. Mr. King joined C&A in 1971. Prior to November 2001, Mr. King held the positions of Senior Vice President of Operations for Automotive Knit Fabrics and Chief Operating Officer of the U.S. automotive carpet systems and of automotive knit and woven operations. Mr. King is 59 years old.

      Robert A. Krause has been Vice President and Treasurer since October 2002, and an executive officer since December 2002. Before joining C&A, Mr. Krause was associated with American Axle & Manufacturing Holdings, Inc., where he was Vice President and Treasurer from 1999 to August 2002, and Vice President-Investor Relations from August 2002 to October 2002, Treasurer and Acting Interim Chief Financial Officer during 1999, and Treasurer from 1998 to 1999. Mr. Krause is also a director of Products. Mr. Krause is 48 years old.

      L. Gregory Tinnell has been Senior Vice President of Human Resources and an executive officer since April 2000. Previously, he was Vice President of Human Resources for our southern and Mexican operations, as well as Vice President of Global Compensation & Benefits. Mr. Tinnell joined C&A in 1995. Prior to joining C&A, he served in various management positions with Sara Lee Corporation, Nabisco Foods Group and North American Refractories Company. Mr. Tinnell serves on the National Association of Manufacturers Human Resources Steering Committee. Mr. Tinnell is 44 years old.

      Michael G. Torakis has been President, International Plastics since August 2003 and an executive officer since March 2004. Mr. Torakis joined C&A in August 2003. Prior to joining C&A, Mr. Torakis was President of Venture Holdings Company, LLC and Chief Executive Officer of Peguform GmbH. On or about March 28, 2003, Venture Holdings Company, LLC and certain of its affiliates filed a petition for protection under the United States Bankruptcy Code. Mr. Torakis was President of Venture Holdings Company, LLC at the time of the bankruptcy filing. In addition, on or about May 28, 2002, Peguform GmbH, a subsidiary of Venture Holdings Company, LLC, filed for bankruptcy in Germany. Mr. Torakis was Chief Executive Officer of Peguform GmbH at the time of the filing. Mr. Torakis is 47 years old.

      Eric J. White has been President, U.S. and Mexico Plastics since August 2003 and an executive officer since August 2002. From August 2002 to August 2003, he was Executive Vice President of Global Manufacturing, Interior Trim & Cockpit Systems. Prior to August 2002, Mr. White held the positions of Vice President Operations-Plastics with responsibility for multiple plant operations, and Vice President Operations for two operations with Textron Automotive Company, Inc. Mr. White is 48 years old.

Summary Compensation

      The following table sets forth information concerning the compensation for services rendered to Collins & Aikman and its subsidiaries, including Products, by (i) both individuals serving as our Chief Executive Officer during 2003, (ii) our four most highly compensated executive officers (other than the Chief Executive Officer) whose total annual salary and bonus exceeded $100,000 and who were serving as executive officers at the end of the fiscal year ended December 31, 2003 and (iii) one of our former executive officers whose compensation would have been included if he had been serving as our executive officer at the end of the fiscal year (the individuals named in clauses (i), (ii) and (iii) are referred to as the “Named Executive Officers”). We do not separately compensate our executive officers for their duties as officers of us (except for any such options).

Summary Compensation Table

	Annual Compensation
							Securities
						Other Annual	Underlying	All Other
Name and Principal Position	Year	Salary($)		Bonus($)		Compensation($)(1)	Options(#)	Compensation($)

David A. Stockman	2003	0		0		0	0	0
Chairman and Chief	2002	N/A		N/A		N/A	N/A	N/A
Executive Officer(2)	2001	N/A		N/A		N/A	N/A	N/A
J. Michael Stepp	2003	484,176		112,500	(3)	14,699	0	3,319	(4)
Vice Chairman of the	2002	300,000		262,500		35,897	440,000	5,047
Board and Chief	2001	N/A		N/A		N/A	N/A	N/A
Financial Officer
Millard L. King, Jr.	2003	341,667		37,500	(3)	10,780	0	2,325	(6)
President, Global	2002	250,000		140,873		11,058	376,321	2,390
Soft Trim(5)	2001	209,917		66,627		4,080	0	11,216
Eric White	2003	307,917		25,000	(3)	11,954	200,000	9,584	(8)
President, US &	2002	199,590		25,000		3,822	40,000	1,062
Mexico Plastics(7)	2001	N/A		N/A		N/A	N/A	N/A
Michael G. Torakis	2003	194,423		76,932		4,228	0	1,236	(10)
President, International	2002	N/A		N/A		N/A	N/A	N/A
Plastics(9)	2001	N/A		N/A		N/A	N/A	N/A
Wallace W. Creek	2003	256,562		150,000		10,108	100,000	1,746	(12)
Former Senior Vice	2002	20,833		N/A		1,054	0	0
President-Finance(11)	2001	N/A				N/A	N/A	N/A
Jerry L. Mosingo	2003	459,677	(14)	0		5,963	210,000	840,211	(15)
Former President and	2002	475,833		0		9,652	440,000	2,379
Chief Executive Officer(13)	2001	N/A		N/A		N/A	N/A	N/A
Michael A. Mitchell	2003	400,000		50,000	(3)	14,789	0	2,637	(17)
Former President Global	2002	320,833		50,000		14,477	360,000	2,165
Commercial Operations(16)	2001	N/A		N/A		N/A	N/A	N/A

(1)	Total perquisites for each Named Executive Officer were less than the lesser of $50,000 or 10% of annual salary and bonus and, accordingly, the dollar value of such perquisites is not shown. The numbers shown for each Named Executive Officer reflect gross-ups for incremental federal and state income taxes related to such perquisites or relocation reimbursements. Perquisites for each Named Executive Officer may, but do not necessarily, include reimbursement for any of the following expenses: car; financial planning; executive fitness; executive physicals and medical; clubs and entertainment; and personal use of Company aircraft.

(2)	Mr. Stockman became our Chief Executive Officer in August 2003. He has been a director of Collins & Aikman since February 2001 and Chairman of the Board of Collins & Aikman since August 2002. Mr. Stockman does not receive any compensation for his services as Chief Executive Officer. Mr. Stockman’s services are provided by Heartland under a services agreement. See “Certain Relationships and Related Transactions” for a description of the services agreement between us and

Heartland. Heartland’s compensation under the services agreement did not increase as a result of Mr. Stockman becoming our Chief Executive Officer.

(3)	Certain officers and key executives received a special recognition bonus in 2003. The bonus payments to Messrs. Stepp, King, Mitchell and White were $112,500, $37,500, $50,000 and $25,000, respectively.

(4)	Amount for 2003 for Mr. Stepp consists of premiums in the amounts of $3,010 and $309 paid for basic term life insurance and accidental death and dismemberment (“AD&D”) insurance, respectively, under group life insurance policies.

(5)	Mr. King assumed the position of President Global Soft Trim in August of 2003. Previously he was Executive Vice President Global Manufacturing Operations, Carpel & Acoustics Systems.

(6)	Amount for 2003 for Mr. King consists of premiums in the amount of $2,124 and $201 paid for basic term life insurance and AD&D insurance, respectively, under group life insurance policies.

(7)	Mr. White became President of US & Mexico Plastics in August of 2003. He formerly held the position of Executive Vice President Global Manufacturing Operations Interior Trim & Cockpit Systems.

(8)	Amount for 2003 for Mr. White consists of premiums in the amounts of $1,864 and $176 paid for basic term life insurance and AD&D insurance, respectively, under group life insurance policies and relocation expenses of $7,544.

(9)	Mr. Torakis joined us in July 2003 as President, International Plastics.

(10)	Amount for 2003 for Mr. Torakis consists of premiums in the amounts of $1,166 and $70 paid for basic term life insurance and AD&D insurance, respectively, under group life insurance policies.

(11)	Mr. Creek left his position as Senior Vice President of Finance effective June 7, 2004.

(12)	Amount for 2003 for Mr. Creek consists of premiums in the amount of $1595 and $151 paid for basic term life insurance and AD&D insurance, respectively, under group life insurance policies.

(13)	In August 2003, Mr. Mosingo resigned his positions as a director and as our President and Chief Executive Officer.

(14)	Amount represents Mr. Mosingo’s base salary for January through his resignation date.

(15)	Amount for 2003 for Mr. Mosingo consists of (i) premiums in the amount of $4,662 and $441 paid for basic term life insurance and AD&D insurance, respectively, under group life insurance policies, (ii) $290,333 in salary continuation, (iii) $17,970 of his perquisite allowance (pro-rata portion for termination period), (iv) $50,000 for legal fees, and (v) a $476,805 settlement payment.

(16)	Mr. Mitchell retired from his position as President Global Commercial Operations effective February 29, 2004.

(17)	Amount for 2003 for Mr. Mitchell consists of premiums in the amount of $2,409 and $228 paid for basic term life insurance and AD&D insurance, respectively, under group life insurance policies.

Option Grants in Last Fiscal Year

      Shown below is information on grants of new stock options made during the fiscal year ended December 31, 2003 to the Named Executive Officers.

	Individual Grants

	Number of
	Securities	% of Total Options
	Underlying Options	Granted to	Exercise Price	Expiration	Grant Date Present
Name	Granted	Employees in 2003	($/sh)	Date	Value($)(1)

David A. Stockman	0	0%	N/A	N/A	N/A
J. Michael Stepp	0	0%	N/A	N/A	N/A
Millard L. King, Jr.	0	0%	N/A	N/A	N/A
Michael G. Torakis	0	0%	N/A	N/A	N/A
Eric White	200,000	12%	$8.00	4/7/2013	554,000
Wallace Creek	100,000 (2)	6%	$8.00	4/7/2013	277,000
Jerry L. Mosingo	210,000 (3)	12%	$8.00	4/7/2013	581,700
Michael A. Mitchell	0	0%	N/A	N/A	N/A

(1)	The fair value of each option grant was estimated using the Black-Scholes option pricing model. The assumptions used in the model were weighted average expected volatility of 77.5% weighted average, risk-free interest rate of return of 3.72%, dividend yield of 0% and expected life of seven years.

(2)	2003 option grants expired in September 2004, ninety days after Mr. Creek’s departure in June 2004.

(3)	2003 option grants expired in November 2003, ninety days after Mr. Mosingo’s resignation in August 2003.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

      Shown below is information with respect to the exercise of stock options during the last fiscal year and the year-end value of unexercised options to purchase common stock of Collins & Aikman granted to the Named Executive Officers and held by them as of December 31, 2003.

					Value of Unexercised
			Number of Unexercised		In-the-Money Options at
	Shares		Options at Fiscal Year-End		Fiscal Year-End($)(1)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

David A. Stockman	0	0	0	0	0	0
J. Michael Stepp	0	0	88,000	352,000	0	0
Millard L. King, Jr	0	0	98,944	301,056	0	0
Eric White	0	0	8,000	232,000	0	0
Michael G. Torakis	0	0	0	0	0	0
Wallace Creek	0	0	0	100,000	0	0
Jerry L. Mosingo	0	0	0	0	0	0
Michael A. Mitchell	0	0	72,000	288,000	0	0

(1)	No options were in the money at fiscal year-end because the exercise price of such options exceeded the closing price of Collins & Aikman’s common stock on the NYSE on December 31, 2003.

Option Cancellation/ Repricing Program

      On March 24, 2003, Collins & Aikman cancelled 3,559,256 outstanding, variously priced options, and replaced them with options exercisable at $8.00 per share. Collins & Aikman “repriced” these options in an effort to continue their effectiveness as a component of our overall compensation strategy. The following table provides additional details regarding the 2003 repricing of options for each person who was an executive officer of us on March 24, 2003, or who has since become an executive officer and had options repriced on March 24, 2003.

      The Compensation Committee of the Board of Directors has approved the replacement of Option Cancellation/ Repricing Program with a Voluntary Stock Option Exchange Program during the second quarter of 2004.

      All Collins & Aikman 2002 Employee Stock Option participants were provided an opportunity to participate in a Voluntary Stock Option Exchange Program. The program allowed participants a chance to exchange their existing $8 options for a combination of Restricted Stock Units and Stock Options to be priced at a future date at market prices.

      The program provided one Restricted Stock Unit for every 50 Stock Options exchanged. Additionally, participants will be provided 98 Options for every 98 Options exchanged and will be priced at the market closing price not earlier than December 31, 2004. The Company has issued 68,218 Restricted Stock Units to participants during the quarter.

2004 Option Exchange Program

      In June 2004, the Compensation Committee of the Board of Directors approved a Voluntary Stock Option Exchange Program. We offered option holders of grants under the 2002 Employee Stock Option Plan the opportunity to participate in this program and exchange all of their existing $8.00 options for a combination of restricted stock units and stock options. The program provided one restricted stock unit for every 50 stock options exchanged. Additionally, participants will be provided 98 options for every 100 options exchanged to be priced at the then market closing price no earlier than December 31, 2004. On June 29, 2004, 3.4 million options were exchanged, and the Company awarded 68,218 shares of restricted stock units. The restricted stock units vest in three equal annual installments on June 29, 2005, June 29, 2006 and June 29, 2007.

10-Year Option/ SAR Repricing Table

						Length of
						Original
		Number of	Market			Option
		Securities	Price of	Exercise		Term
		Underlying	Stock at	Price at		Remaining
		Options/SARs	Time of	Time of	New	at Date of
		Repriced or	Repricing or	Repricing or	Exercise	Repricing or
		Amended	Amendment	Amendment	Price	Amendment
Name	Date	(#)(1)	($)(2)	($)(1)(3)	($)(2)	(4)

Gerald E. Jones	3/24/03	6,000	4.26	10.00	8.00	7/05/05
Executive Vice President		2,000		10.00		3/22/10
Global Manufacturing		172,000		10.00		1/15/12
Operations, Fabrics
Millard L. King, Jr.	3/24/03	2,000	4.26	10.00	8.00	1/20/09
President		2,000		10.00		12/01/09
Global Soft Trim		6,000		10.00		3/22/10
		13,679		9.97		1/28/04
		376,321		10.00		1/15/12
Dianne E. Kokkinos	3/24/03	4,000	4.26	10.00	8.00	1/15/12
Senior Vice President
Global Supply Chain
Management
Dana Leavitt	3/24/03	40,000	4.26	10.00	8.00	1/15/12
Former Executive Vice President
Global Manufacturing
Operations, Interior
Trim and Cockpit

						Length of
						Original
		Number of	Market			Option
		Securities	Price of	Exercise		Term
		Underlying	Stock at	Price at		Remaining
		Options/SARs	Time of	Time of	New	at Date of
		Repriced or	Repricing or	Repricing or	Exercise	Repricing or
		Amended	Amendment	Amendment	Price	Amendment
Name	Date	(#)(1)	($)(2)	($)(1)(3)	($)(2)	(4)

Michael M. Mitchell	3/24/03	360,000	4.26	10.00	8.00	1/15/12
Former President
Global Commercial
Operations
Jeffrey A. Rose	3/24/03	180,000	4.26	10.00	8.00	1/15/12
Senior Vice President
Global Product
Development and Technology
J. Michael Stepp	3/24/03	440,000	4.26	10.00	8.00	1/15/12
Vice Chairman of the
Board and Chief
Financial Officer
L. Gregory Tinnell	3/24/03	4,000	4.26	10.00	8.00	7/05/05
Senior Vice President,		2,000		10.00		2/19/07
Human Resources		6,000		10.00		8/31/09
		8,000		10.00		3/22/10
		140,000		10.00		1/15/12
Reed A. White	3/24/03	13,353	4.26	9.9750	8.00	1/28/04
President of Collins &		8,000		10.00		3/22/10
Aikman Dura Convertible		27,357		9.9750		1/28/04
Systems		101,290		10.00		1/15/12
Eric White	3/24/03	40,000	4.26	10.00	8.00	1/15/12
President
U.S. and Mexico
Plastics

(1)	These numbers have been adjusted to reflect our 1-2.5 reverse stock split on May 28, 2002.

(2)	The public offering price of the offering of our common stock which occurred on March 22, 2003 was used to establish the exercise price of the replacement options.

(3)	These numbers are the exercise prices of the options cancelled in connection with the grant of replacement options.

(4)	These are the expiration dates of both the cancelled and replacement options on March 24, 2003.

Defined Benefit or Actuarial Plan Disclosure

      Collins & Aikman Plan. Provided certain eligibility requirements are met, at the end of each calendar month, pay credits are applied to a participant’s account under the Collins & Aikman Corporation Employees’ Pension Account Plan (the “Collins & Aikman Plan”) based on the participant’s length of credited service and compensation (as defined) during that month. For participants age 50 or older, the monthly pay credit is based on either credited service and compensation or age and compensation, whichever results in the higher amount.

      The following chart sets forth how pay credits are determined under the Collins & Aikman Plan:

			Percentage of Compensation Used to
Eligibility Requirements			Determine Pay Credits

Years of			Up to 1/3 of the	Over 1/3 of the
Credited Service	-or-	Age	S.S. Wage Base	S.S. Wage Base

Less than 10		Less than 50	2.5%	4.5%
10 - 14		50-54	3.0%	5.5%
15 - 19		55-59	4.0%	6.5%
20 - 24		60-64	5.0%	8.0%
25 or more		65 or more	6.0%	10.0%

      The dollar amounts that result from these percentages are added together and the total is the pay credit for the month.

      In addition, interest credits are applied each month to the account balance. Participants make no contributions to the Collins & Aikman Plan. Employer contributions are 100% vested after five years of service or at age 65, whichever is earlier, and may vest under certain other circumstances as set forth in the Collins & Aikman Plan. The estimated annual benefits payable upon retirement at normal retirement age under the Collins & Aikman Plan for Messrs. Stepp, King, Eric White, Creek and Torakis, assuming they use their account balances to purchase a single life annuity, are $11,785, $36,622, $64,722, $2,021 and $1,264, respectively. Participants in the Collins & Aikman Plan have the option, however, of receiving the value of their vested account in a lump sum following termination of employment. Mr. Stockman does not participate in the Collins & Aikman Plan.

      Collins & Aikman Excess Plan. The excess benefit plan (“SRP”) of Collins & Aikman works in conjunction with the Collins & Aikman Plan and provides to the employee any benefit which the Collins & Aikman Plan would have provided except for certain legal limitations under the Employee Retirement Income Security Act of 1974 and Internal Revenue Service regulations. The pay credits and interest credits are determined as described with respect to the Collins & Aikman Plan as if no legal limitations existed, and then this plan provides any benefit which is in excess of the benefit provided under the Collins & Aikman Plan. The estimated annual benefits payable upon retirement at normal retirement age under the SRP for Messrs, Stepp, King, Eric White and Creek are $37,158, $16,834, $3,795 and $897, respectively. Mr. Stockman does not participate in the SRP. Mr. Torakis did not participate in the SRP in 2003. The balances in the SRP accounts of Messrs. Mosingo and Mitchell as of December 31, 2003 were $46,365 and $42,489, respectively.

      Collins & Aikman SRIP. Participation in the Collins & Aikman Corporation Supplemental Retirement Income Plan (the “Collins & Aikman SRIP”) is solely at the discretion of the Board of Directors of Collins & Aikman and is extended to a select group of key executives. The plan, which may be discontinued on a prospective basis at any time, provides a participating employee with a retirement benefit at or after age 62 or between ages 55 and 61 on an actuarially reduced basis. A target benefit is first calculated for each employee based on Total Annual Compensation (final base salary plus the average of the bonuses paid for the last three fiscal years) and years of service at retirement. The benefit payable from the Collins & Aikman SRIP is determined as the excess of the target benefit over any pension benefits payable from Social Security and any other retirement plans sponsored by the us. An employee does not become vested in a benefit until (i) reaching age 55 and completing 10 years of service or (ii) reaching age 62.

      The following table shows, for specified compensation and years of service classifications, the hypothetical annual target benefits under the Collins & Aikman SRIP for employees retiring at age 65, assuming that the retiring participant elects a single life annuity.

Pension Plan Table

	Years of Service
Total Annual
Compensation	10	15	20	25	30	35

$ 100,000	$42,000	$51,000	$60,000	$60,000	$60,000	$60,000
125,000	52,500	63,750	75,000	75,000	75,000	75,000
150,000	63,000	76,500	90,000	90,000	90,000	90,000
175,000	73,500	89,250	105,000	105,000	105,000	105,000
200,000	84,000	102,000	120,000	120,000	120,000	120,000
225,000	94,500	114,750	135,000	135,000	135,000	135,000
250,000	105,000	127,500	150,000	150,000	150,000	150,000
275,000	115,500	140,250	165,000	165,000	165,000	165,000
300,000	126,000	153,000	180,000	180,000	180,000	180,000
350,000	147,000	178,500	210,000	210,000	210,000	210,000
400,000	168,000	204,000	240,000	240,000	240,000	240,000
450,000	189,000	229,500	270,000	270,000	270,000	270,000
500,000	210,000	255,000	300,000	300,000	300,000	300,000
600,000	252,000	306,000	360,000	360,000	360,000	360,000
700,000	294,000	357,000	420,000	420,000	420,000	420,000
800,000	336,000	408,000	480,000	480,000	480,000	480,000
900,000	378,000	459,000	540,000	540,000	540,000	540,000
1,000,000	420,000	510,000	600,000	600,000	600,000	600,000
1,100,000	462,000	561,000	660,000	660,000	660,000	660,000
1,200,000	504,000	612,000	720,000	720,000	720,000	720,000
1,300,000	546,000	663,000	780,000	780,000	780,000	780,000
1,400,000	588,000	714,000	840,000	840,000	840,000	840,000
1,500,000	630,000	765,000	900,000	900,000	900,000	900,000
1,600,000	672,000	816,000	960,000	960,000	960,000	960,000
1,700,000	714,000	867,000	1,020,000	1,020,000	1,020,000	1,020,000
1,800,000	756,000	918,000	1,080,000	1,080,000	1,080,000	1,080,000
1,900,000	798,000	969,000	1,140,000	1,140,000	1,140,000	1,140,000
2,000,000	840,000	1,020,000	1,200,000	1,200,000	1,200,000	1,200,000
2,100,000	882,000	1,071,000	1,260,000	1,260,000	1,260,000	1,260,000
2,200,000	924,000	1,122,000	1,320,000	1,320,000	1,320,000	1,320,000
2,300,000	966,000	1,173,000	1,380,000	1,380,000	1,380,000	1,380,000
2,400,000	1,008,000	1,224,000	1,440,000	1,440,000	1,440,000	1,440,000
$2,500,000	$1,050,000	$1,275,000	$1,500,000	$1,500,000	$1,500,000	$1,500,000

      All the Named Executive Officers except Messrs. Stockman and Creek participated in the Collins & Aikman SRIP in 2003. As of December 31, 2003, Mr. Stepp had 9 years, 0 months of plan service, and at age 65, he will have had an estimated 14 years, 0 months of plan service. As of December 31, 2003, Mr. King has had 33 years, 0 months of plan service, and at age 65, he will have had an estimated 38 years, 11 months of plan service. As of December 31, 2003, Mr. Eric White has had 2 years, 3 months of plan service, and at age 65, he will have had an estimated 18 years, 8 months of plan service. Mr. Torakis did not participate in the plan in 2003. As of December 31, 2003, Mr. Mosingo had 5 years, 0 months of plan service and was vested under the plan pursuant to the terms of his August 2003 separation agreement with us, described below under “Employment Agreements.” As of December 31, 2003, Mr. Mitchell had two years, 3 months of plan service.

Employment Agreements

      J. Michael Stepp. In January 2004, we entered into an employment agreement with Mr. Stepp for a period of three years subject to the terms and conditions of the agreement. The agreement provides for an initial base salary of $600,000 per year. Mr. Stepp’s target bonus under the annual executive incentive compensation plan is set at 100% of his base salary. The agreement provides for employee benefits and such other fringe benefits as are available to our executives, including a perquisite allowance of $30,000 grossed up for income taxes. This allowance must be used for the lease/purchase of a company automobile, automobile insurance and maintenance, country club dues, financial planning or income tax preparation. In the event Mr. Stepp’s employment is terminated by us without cause or by Mr. Stepp due to “constructive termination” prior to the expiration of the term of the agreement. Mr. Stepp shall receive (i) his base salary for 24 months based on the rate in effect immediately preceding termination date, (ii) an amount equal to the amount determined by multiplying Mr. Stepp’s average actual annual bonus for the prior three years by a fraction, where the numerator is the number of whole months of service worked during the year when the termination occurs and the denominator is 12, and (iii) an amount equal to his target bonus for the year in which such termination occurs. He will also continue to participate in the benefit plans, programs and arrangements during the severance period (with the exception of the executive physical program, long-term disability plan, and the supplemental retirement income plan) unless comparable benefit plans, programs or arrangements are offered to Mr. Stepp through another employer during the severance period. The salary continuation is to be paid in accordance with our normal pay practice and the bonus would be payable in a lump sum upon the expiration of the severance period. In such event, all outstanding stock options will immediately vest and remain exercisable until the earlier of 90 days after termination or the original expiration date of said options. The agreement also provides that all of Mr. Stepp’s outstanding options immediately vest upon a “Change of Control” (as defined in the agreement). In addition, we have agreed to credit Mr. Stepp under our Supplemental Retirement Income Plan with all of his years of service that preceded his break of service, and to deem him to have satisfied vesting requirements under such plan under certain circumstances.

      Millard L. King, Jr. In August 2003, we entered into an employment agreement with Mr. King for a period of three years subject to the terms and conditions of the agreement. The agreement provides for an initial base salary of $450,000 per year. Mr. King’s target bonus under the annual executive incentive compensation plan is set at 40% of his base salary. The agreement provides for employee benefits and such other fringe benefits as are available to executives, including a perquisite allowance of $20,000 grossed up for income taxes. This allowance must be used for the lease/purchase of a company automobile, automobile insurance and maintenance, country club dues, financial planning or income tax preparation. In the event Mr. King’s employment is terminated by us without cause or by Mr. King due to “constructive termination” prior to the expiration of the term of the agreement, Mr. King shall receive his base salary for 24 months based on the rate in effect immediately preceding the termination date, an amount equal to the amount determined by multiplying Mr. King’s average actual, annual bonus for the prior three years by a fraction, where the numerator is the number of whole months of service worked during the year when the termination occurs and the denominator is 12. He will also continue to participate in the benefit plans, programs and arrangements during the severance period (with the exception of the executive physical program, long-term disability plan, and the supplemental retirement income plan) unless Mr. King is offered comparable benefits plans, programs, or arrangements with another employer during the severance period. The salary continuation is to be paid in accordance with our normal pay practice and the bonus would be payable in a lump sum upon the expiration of the severance period. In such event, all outstanding stock options will immediately vest and remain exercisable for a period of 90 days after termination or the original expiration date of said options.

      Eric White. In August 2003, we entered into an employment agreement with Mr. White for a period of three years subject to the terms and conditions of the agreement. The agreement provides for an initial base salary of $400,000 per year. Mr. White’s target bonus under the annual executive incentive compensation plan is set at 40% of his base salary. The agreement provides for employee benefits and such other fringe benefits as are available to our executives, including a perquisite allowance of $20,000 grossed up for income taxes. This allowance must be used for the lease/purchase of a company automobile, automobile insurance and maintenance, country club dues, financial planning or income tax preparation. In the event Mr. White’s employment is terminated by us without cause or by Mr. White due to “constructive termination” prior to the expiration of the term of the agreement, Mr. White shall receive his base salary for 24 months based on the rate in effect immediately preceding the termination date, an amount equal to the amount determined by multiplying Mr. White’s average actual annual bonus for the prior three years by a fraction, where the numerator is the number of whole months of service worked during the year when the termination occurs and the denominator is 12. He will also continue to participate in the benefit plans, programs and arrangements during the severance period (with the exception of the executive physical program, long-term disability plan, and the supplemental retirement income plan) unless comparable benefit plans, programs or arrangements are offered to Mr. White through another employer during the severance period. The salary continuation is to be paid in accordance with our normal pay practice and the bonus would be payable in a lump sum upon the expiration of the severance period. In such event, all outstanding stock options will immediately vest and remain exercisable until the earlier of 90 days after termination or the original expiration date of said options.

      Michael G. Torakis. In August 2003, we entered into an employment agreement with Mr. Torakis for a period of three years subject to the terms and conditions of the agreement. The agreement provides for an initial base salary of $450,000 per year. Mr. Torakis’ target bonus under the annual executive incentive compensation plan is set at 40% of his base salary, with such bonus guaranteed for 2003 (on a proportionate basis, based on the portion of 2003 in which Mr. Torakis was employed by us) and 2004. The agreement provides for employee benefits and such other fringe benefits as are available to our executives, including a perquisite allowance of $20,000 grossed up for income taxes. This allowance must be used for the lease/purchase of a company automobile, automobile insurance and maintenance, country club dues, financial planning or income tax preparation. In the event Mr. Torakis’ employment is terminated by us without cause or by Mr. Torakis due to “constructive termination” prior to the expiration of the term of the agreement, Mr. Torakis shall receive his base salary for 24 months based on the rate in effect immediately preceding the termination date, an amount equal to the amount determined by multiplying Mr. Torakis’ average actual annual bonus for the prior three years by a fraction, where the numerator is the number of whole months of service worked during the year when the termination occurs and the denominator is 12. He will also continue to participate in the benefit plans, programs and arrangements during the severance period (with the exception of the executive physical program, long-term disability plan, and the supplemental retirement income plan) unless comparable benefit plans, programs or arrangements are offered to Mr. Torakis through another employer during the severance period. The salary continuation is to be paid in accordance with our normal pay practice and the bonus would be payable in a lump sum upon the expiration of the severance period. In such event, all outstanding stock options will immediately vest and remain exercisable until the earlier of 90 days after termination or the original expiration date of said options. We also committed to grant Mr. Torakis options to purchase 240,000 shares of Collins & Aikman’s common stock.

      Jerry L. Mosingo. In August 2003, at the time of his resignation, Mr. Mosingo entered into a separation agreement with us. As part of this agreement, Mr. Mosingo’s pre-existing employment agreement and a separate pre-existing letter agreement with us were terminated. Pursuant to the August 2003 separation agreement, Mr. Mosingo received a cash payment of $400,000, a bonus settlement of $76,805 and attorney fees of $50,000 payable upon execution of the agreement. We agreed to pay Mr. Mosingo his salary of $750,000 per year for eighteen months from the termination date. Further, it was agreed that he will receive a perquisite allowance of $30,000 per year grossed up for income taxes during the salary continuation period and be provided with continued use of the company car and all maintenance and insurance costs associated therewith. All outstanding options immediately vested and continued to be fully exercisable for 90 days. Mr. Mosingo will continue to participate in our benefit plans, programs, and arrangements until the earlier of the end of the salary continuation period and the time at which he is eligible to receive benefits of another employer. We will pay a benefit under the Collins & Aikman SRIP as if Mr. Mosingo were eligible for retirement at the end of the salary continuation period with 5 years of service credit and without reduction for early commencement.

      Michael A. Mitchell. Mr. Mitchell’s employment relationship with us ended upon his retirement in February 2004. He entered into a separation agreement with us on February 29, 2004. This agreement replaced Mr. Mitchell’s pre-existing employment agreement, which was terminated. He is to receive 24 months of salary continuation at a rate of $34,375 per month in addition to continuation of his perquisite allowance in the amount of $30,000 per year grossed up for income taxes. He received a $75,000 lump sum payment upon execution of the agreement and will receive a $225,000 incentive payment equal to his target bonus for services during 2003. It is payable in accordance with normal incentive plan payments. Further, all vested stock options remain exercisable for 180 days following the date of the separation agreement.

      Wallace Creek. Mr. Creek’s employment relationship with us ended upon his retirement in June 2004. He entered into a separation agreement with us on June 7, 2004. He is to receive 13 weeks of salary continuation at a rate of $21,562.50 per month.

      Other Named Executives. We do not have and did not have an employment agreement with Mr. Stockman.

COMPENSATION COMMITTEE

REPORT ON EXECUTIVE COMPENSATION

      The Company’s executive compensation program is administered by the Compensation Committee of the Board of Directors. The Committee is responsible for the design, administration and oversight of all senior management compensation and benefit policies, plans, programs and agreements.

Executive Officer Compensation

      The Company’s compensation programs for its executive officers are intended to attract and retain qualified executives for the Company, to recognize individual performance in conjunction with overall corporate performance and to link a significant portion of the compensation paid to executives with the Company’s current and long-term performance. The Compensation Committee believes that these goals are best implemented by providing a compensation package consisting of three major components: base salary, short-term incentive compensation and long-term incentive compensation.

Base Salary

      When determining base salaries for the executive officers, the Compensation Committee considers the Company’s retention needs, individual experience, individual and Company performance and individual responsibilities, the salaries of other officers and employees within the Company and management’s recommendations. No relative weights are assigned to any factor. In addition, the Compensation Committee considers previously obtained, survey-based compensation data for companies of similar size with jobs similar to those of the Company in magnitude, complexity and scope of responsibility. While some of the companies identified in the peer group performance graph under the heading “Performance Graph” participated in these surveys, the Compensation Committee believes its competitors for executive talent are broader than this group due to the varied businesses in which its divisions compete for executive talent. As a matter of policy, base salaries are generally targeted at the 50th percentile of this broader group of automotive supply and general industry companies.

      Salaries of executive officers are reviewed periodically by the Compensation Committee, generally on a 12 to 18 month cycle. Salary adjustments are determined by subjectively evaluating the factors described in the previous paragraph.

      In the opinion of the Compensation Committee, competitive base salaries contribute to the Company’s overall performance by attracting and retaining high quality management.

Short-Term Incentive Compensation

      The second major component of the executive compensation program is the Company’s Executive Incentive Compensation Plan (the “Bonus Plan”) adopted each year. The objectives of this plan are to motivate key employees to achieve and exceed the Company’s financial goals; maintain management’s focus on the importance of earnings and cash flows; focus on annual business results to lead to improvement in stockholder value; and attract and retain key employees of the quality required to manage the Company’s businesses successfully.

      Under the Bonus Plan, the Company’s executive officers and other key employees whom the Committee deems to be in a position to have an impact on the attainment of the earnings and cash flow goals of the Company and its operating divisions have the opportunity to earn annual performance bonuses. While the number of persons participating in the Bonus Plan varies from year to year, approximately 950 persons participated in 2003. The bonus pool for each group of participants is based on Earnings Before Interest Taxes Depreciation and Amortization (EBITDA). At the beginning of the year, EBITDA goals are established for each operating division. The Compensation Committee determines the amount of bonus actually paid under the Bonus Plan. The Chief Executive Officer may change the allocation of bonus amounts among the business units, but not the aggregate bonus pool awarded. The Company’s Presidents, Executive Vice Presidents and the Senior Vice President of Human Resources may change the allocation of bonus amounts among individuals but not their respective aggregate amounts. The target award for executive officers ranges from 40% to 100% of base salary, depending on the participant’s position with a subsidiary of the Company. The 2003 targets required an improvement over 2002 results.

      None of the current executive officers received a bonus for 2003 under the Bonus Plan.

Long-Term Incentive Compensation

      The third major component of the Company’s executive compensation program is long-term incentive compensation. Through the 2002 Collins & Aikman Stock Option Plan, the Company seeks to align the interests of key employees, including all executive officers, at or above a level selected by the Committee in its subjective judgment, more closely with those of the Company’s stockholders, and to motivate and reward actions which lead to long-term value creation for stockholders. Grants under the 2002 Plan provide a direct link between any rewards executives may receive and the results achieved for stockholders. Stock options, restricted stock and stock appreciation rights are each intended to serve as compensation over a period of several years.

      Stock option grants, grants of restricted stock and stock appreciation rights are made based on the Committee’s subjective evaluation of the duties and responsibilities of the individual, his or her present and potential contributions to the long-term growth and success of the Company, the number of options previously granted to such person, the number and relative value of options, shares of restricted stock or stock appreciation rights granted to persons in similar positions both at the Company and at other companies deemed comparable to the Company (based on the Committee members’ knowledge of options granted by other companies), the number of options, shares of restricted stock or stock appreciation rights required to attract and retain qualified management personnel, the number of options, shares of restricted stock or stock appreciation rights remaining available for grant and management’s recommendations. The Committee’s policy is to grant options with a term of ten years to provide a long-term incentive. In addition, the Committee’s policy is generally to grant options, shares of restricted stock or stock appreciation rights that vest over a specific period to provide the executive with an incentive to remain with the Company. The Committee’s policy is also to provide new executives with options, shares of restricted stock or stock appreciation rights to attract them to the Company based on negotiations with new executives, management’s recommendations and the Committee’s subjective judgment primarily after reviewing the number and relative value of options, shares of restricted stock or stock appreciation rights granted to similar executives of the Company. Stock options granted to the Named Executive Officers during the last fiscal year, year-end option values of options granted to the Named Executive Officers and details regarding our 2002 option cancellation/repricing program are reflected in the tables provided in the Company’s proxy statement for its 2004 annual meeting.

Termination and Other Benefits

      The Company generally determines termination benefits for executive officers based on the executive officer’s employment agreement (if applicable), the Company’s general severance policies for “exempt employees” (if applicable) or an agreement with the departing executive officer at the time of separation. The Committee’s policy generally has been to have employment agreements and change-in-control agreements with each of its executive officers to provide them with severance benefits. These benefits are intended to permit these executives to focus their attention on performing their duties to the Company, rather than on the security of their employment. The Company has also adopted a supplement to the Personal Savings Plan and an Excess Benefit Plan relating to the Employee’s Pension Account Plan to provide the benefits the underlying plans would have provided to executives but for legal limitations under the Employee Retirement Income Security Act of 1974 and Internal Revenue Service regulations.

Chief Executive Officer Compensation

      The compensation of the Company’s Chief Executive Officer is consistent with the Company’s compensation philosophy described above. However, Mr. Stockman is not currently compensated by the Company for his services to the Company.

      Mr. Mosingo was Chief Executive Officer of the Company until his retirement in August 2003. During 2003 he received an annual salary of $750,000. He entered into a Separation and Consultancy Agreement with the Company in August 2003. See “Employment Agreements — Jerry L. Mosingo”.

Deductibility of Compensation in Excess of $1 Million a Year

      In 1993, Congress enacted Section 162(m) of the U.S. Internal Revenue Code of 1986, effective for tax years beginning in 1994. This legislation precludes a public corporation from taking a federal income tax deduction for compensation in excess of $1 million per year for its chief executive officer and any of its four other highest paid executive officers required to be in the summary compensation table below (with exceptions for certain performance-based compensation).

      The Company will continue to review its executive compensation practices and plans on an ongoing basis with respect to Section 162(m). Where it deems advisable, the Company will take appropriate action to preserve the tax deductibility of its executive compensation, but it believes the more important objective is maintaining competitive compensation. To retain highly skilled managers and remain competitive with other employers, the Compensation Committee retains the authority to authorize other payments, including salary and bonuses that would not be deductible for federal income tax purposes, including payments under the 2003 Bonus Plans and the Company’s stock option plans.

By:	The Compensation Committee of the Board of

Directors of Collins & Aikman Corporation:

David A. Stockman, Chair
Daniel P. Tredwell
Marshall A. Cohen

ADDITIONAL INFORMATION

Annual Report

      We will provide without charge to each or our stockholders, on his or her written request, a copy of our Annual Report on Form 10-K for the year ended December 31, 2003, including the financial statements and financial statement schedules. Copies can be obtained from Investor Relations, Collins & Aikman Corporation, 250 Stephenson Highway, Troy, Michigan 48083. Our periodic and current reports, including our Annual Report on Form 10-K, are also available through our website, www.collinsaikman.com.

Code of Business Conduct

      We have adopted a Code of Business Conduct, applicable to all of our directors and employees. Copies can be obtained from Investor Relations, Collins & Aikman Corporation, 250 Stephenson Highway, Troy, Michigan 48083, or our website, www.collinsaikman.com. We plan to disclose waivers for our executive officers or directors from the code on our website, www.collinsaikman.com.

Stockholder Proposals and Nominations

      Any stockholder who wishes to submit a proposal for action to be included in the proxy materials for the Company’s 2005 Annual Meeting must submit such proposal so that it is received by the Secretary of the Company not later than December 21, 2004. Proposals must be in writing and sent via registered, certified or express mail. Facsimile or other forms of electronic submissions will not be accepted.

      If a stockholder desires to bring business before an annual meeting which is not the subject of a proposal timely submitted for inclusion in the proxy statement, the stockholder must follow procedures outlined in the Company’s bylaws. A copy of these bylaw procedures is available upon request from the Company’s Secretary, 250 Stephenson Highway, Troy, Michigan 48083. One of the procedural requirements in the bylaws is timely notice in writing of the business the stockholder proposes to bring before the annual meeting. Notice must be received not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that if the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure was made, whichever occurs first. It should be noted that these bylaw procedures govern proper submission of business to be put before an annual meeting and do not preclude discussion by any stockholder of any business properly brought before an annual meeting.

      If a stockholder wants to nominate a person for election to the Board of Directors other than a director nominated by the Nominating and Governance Committee, notice of the proposed nomination must be delivered to or mailed and received by the Company’s Secretary at the address and by the time periods set forth in the previous paragraph, in the case of an annual meeting and, in the case of a special meeting called for the purpose of electing directors, by the close of business on the tenth day following the day on which public disclosure of the date of the special meeting was made. The bylaw provision contains other requirements for notice and a copy thereof is available upon request from the Company’s Secretary. For a description of the requirements for recommending director candidates for consideration to the Nominating and Governance Committee, see “Board of Directors — Director Nomination Process”, page 7.

Stockholder Communications with the Board of Directors

      Stockholders may communicate with the Board of Directors, the Lead Director or the independent directors through the Secretary of Collins & Aikman by mail at Collins & Aikman’s World Headquarters at 250 Stephenson Highway, Troy, Michigan 48083 or by e-mail at secretary@colaik.com. All messages will be reviewed by our Secretary’s office, and all (other than frivolous messages) will be forwarded to the Board of Directors, the Lead Director or the independent directors, as appropriate.

APPENDIX A

PERFORMANCE GRAPH

      The following graph compares the percentage change in the cumulative total stockholder return on the Company’s common stock during the period beginning on December 24, 1998 and ending on December 31, 2003 with the cumulative total return of a peer group and the Standard & Poor’s 500 composite index.

5-YEAR CUMULATIVE TOTAL RETURN

AMONG COLLINS & AIKMAN CORPORATION,
S&P 500 INDEX AND PEER GROUP INDICES

Company/Market/Index	12/24/98	12/29/99	12/29/00	12/31/01	12/31/02	12/31/03
Collins & Aikman Corporation(1)	100	130.45	95.01	174.69	40.38	39.29
Peer Group(2)	100	83.82	62.46	84.46	67.66	102.53
S&P 500 Index(3)	100	121.04	110.02	96.95	75.52	97.18

Notes to Table

(1)	Collins & Aikman Corporation.*

(2)	The peer group consists of the following companies: American Axle & Manufacturing, Arvinmeritor Inc., Borg Warner Inc., Dana Corporation, Delphi Corporation, Dura Automotive Systems, Intier Automotive, Johnson Controls, Inc., Lear Corporation, Tower Automotive Inc. and Visteon Corporation.*

(3)	S&P 500 — Standard & Poor’s 500 Total Return Index.*

*	As compiled by Media General Financial Services of Richmond, Virginia.

A-1

APPENDIX B

COLLINS & AIKMAN DIRECTOR INDEPENDENCE GUIDELINES

      A director will be deemed “independent,” and to have no direct or indirect material relationship with the company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company), if he/she meets all of the following criteria:

1. within the last three years, has not (a) been an employee of Collins & Aikman or its subsidiaries, (b) been a partner, controlling shareholder, or executive officer of an organization that has a business relationship with the company, or (b) had a direct business relationship with the company (e.g., a consultant);

2. has not been affiliated with or employed by Collins & Aikman’s present or former independent auditor within the last three years;

3. has not been employed by a company in which, concurrently with such employment, an executive officer of Collins & Aikman served on the compensation committee of such company within the last three years;

4. has not received more than $100,000 per year in direct compensation from Collins & Aikman or its subsidiaries within the last three years, other than director or committee fees and pensions or other forms of deferred compensation for prior service (and not contingent on continued service);

5. is not currently an executive officer or employee of a company that, within the past three years, has made payments to, or received payments from, Collins & Aikman or its subsidiaries for property or services in an amount which, in any single fiscal year, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues for such year;

6. has no immediate family member* who (i) has been employed by Collins & Aikman as an officer, (ii) has been employed by Collins & Aikman’s independent auditor as a partner, principal or manager, (iii) has been employed as an officer of another company where a Collins & Aikman executive officer served on the compensation committee of that company, (iv) received more than $100,000 per year in direct compensation from Collins & Aikman or its subsidiaries other than pensions or other forms of deferred compensation for prior service (and not contingent on continued service), or (v) is currently an officer of a company that has made payments to, or received payments from, Collins & Aikman or its subsidiaries for property or services in an amount which, in any single fiscal year, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues for such year, in each case, within the last three years.

7. is not currently an executive officer of a charitable organization that has received, within the preceding three years, contributions from Collins & Aikman or its subsidiaries in any single fiscal year in excess of the greater of $1 million or 2% of such charitable organization’s consolidated gross revenues for such year.

*	A director’s immediate family means his or her spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law and brothers- and sisters-in-law and anyone (other than domestic employees) who shares such director’s home.

B-1

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PROXY

COLLINS & AIKMAN CORPORATION

     This Proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders to be held on October 13, 2004 and any adjournment or postponement thereof.

     The undersigned hereby appoints J. Michael Stepp and Jay B. Knoll (the “Agents”) as proxies (each with the power to act alone and to appoint a substitute) and hereby authorizes each of them to represent and to vote, as designated hereon, all the shares of Common Stock, par value $.0.01 per share, of Collins & Aikman Corporation (the “Company”) held of record by the undersigned at the close of business on August 30, 2004 at the Annual Meeting of Stockholders of the Company to be held on October 13, 2004 at 10:30 a.m., Eastern Daylight Savings Time, and at any adjournment or postponement thereof on the proposals referred to below.

     This Proxy, when executed, will be voted in accordance with the specifications hereon. In the absence of such specifications, this Proxy will be voted FOR Proposal I and if any nominee shall be unavailable to serve as a director, this Proxy will be voted for the election of such other person or persons as the Nominating Committee of the Board of Directors or the Company may select.

(Continued and to be signed and dated on reverse side)

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THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL I.
The undersigned hereby revokes any proxies heretofore given and directs the Agents to vote as follows:

1.	Proposal I: Election of the following nominees as Directors: Anthony Hardwick, Timothy D. Leuliette, W. Gerald McConnell and J. Michael Stepp.

If you wish to withhold authority to vote for any nominee(s), write his (their) name(s) on the lines below.

FOR all nominees (except as indicated)	WITHHOLD AUTHORITY for all nominees
☐	☐

Please mark, sign, date and return this Proxy Card promptly using the enclosed envelope.

In their discretion, the Agents are authorized to vote on any other matters as may properly come before the meeting or any adjournment or postponement thereof.

The undersigned hereby ratifies and confirms all that these Agents may do by virtue hereof and hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement.

Dated:                                                                                     , 2004

Signature

Signature if held jointly

Please sign your name(s) exactly as if (they) appear(s) opposite. When shares are held by joint owners, all should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer and indicate title. If a partnership, please sign in partnership name by authorized person and indicate title.

Votes should be indicated (x) in black or blue ink.